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This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 11, 2006

PRELIMINARY PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED SEPTEMBER 22, 2003)

2,000,000 Shares

% Series J Cumulative Redeemable Preferred Shares
(Liquidation Preference $25.00 Per Share)

           We are offering 2,000,000 of our    % Series J Cumulative Redeemable Preferred Shares, par value $0.01 per share, which we refer to in this prospectus supplement as the Series J Preferred Shares. We will pay quarterly cumulative dividends, in arrears, on the Series J Preferred Shares from the date of original issue. These dividends will be payable on January 15, April 15, July 15 and October 15 of each year, when and as declared, beginning on October 15, 2006, at a yearly rate of    % of the $25.00 liquidation preference, or $                      per Series J Preferred Share per year. However, during any period that both (i) the Series J Preferred Shares are not listed on the New York Stock Exchange, or NYSE, or the American Stock Exchange, or AMEX, or quoted on the National Association of Securities Dealers Automatic Quotation System, or NASDAQ, and (ii) we are not subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, but the Series J Preferred Shares are outstanding, we will increase the cash dividend payable on the preferred shares to a rate of    % of the liquidation preference, or $    per Series J Preferred Share per year.

           If at any time both (i) the Series J Preferred Shares cease to be listed on the NYSE or the AMEX, or quoted on NASDAQ, and (ii) we cease to be subject to the reporting requirements of the Exchange Act, but the Series J Preferred Shares are outstanding, then the Series J Preferred Shares will be redeemable in whole but not in part at our option, within 90 days of the date upon which the Series J Preferred Shares cease to be listed and we cease to be subject to such reporting requirements, at a cash redemption price of $25.00 per Series J Preferred Share, plus all accrued and unpaid dividends (whether or not declared) to the date of redemption.

           Except as set forth above and as necessary to preserve our status as a real estate investment trust, we may not redeem the Series J Preferred Shares prior to July    , 2011, except as necessary to preserve our status as a real estate investment trust. On or after July    , 2011, we may, at our option, redeem the Series J Preferred Shares, in whole or from time to time in part, for $25.00 per Series J Preferred Share in cash plus any accrued and unpaid dividends through the date of redemption. The Series J Preferred Shares have no stated maturity, are not subject to any sinking fund and will remain outstanding indefinitely unless we redeem them.

           Holders of the Series J Preferred Shares will generally have no voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarterly periods, whether or not consecutive, and in certain other events.

           We intend to file an application to list the Series J Preferred Shares on the NYSE under the symbol "OFCPrJ." We expect that trading on the NYSE will commence within 30 days after initial delivery of the Series J Preferred Shares.

           Investing in the Series J Preferred Shares involves risks. See "Risk Factors" beginning on page S-8 of this prospectus supplement, page 3 of the prospectus accompanying this prospectus supplement and page 9 of our Annual Report on Form 10-K for the year ended December 31, 2005.

	Per Share	Total
Public Offering Price(1)	$25.0000	$
Underwriting Discounts and Commissions	$0.7875	$
Proceeds to Company(1)	$24.2125	$

(1)
Plus accrued dividends, if any, from July    , 2006.

           Delivery of the Series J Preferred Shares in book-entry form through The Depository Trust Company will be made on or about July     , 2006.

           We have granted to the underwriters the right to purchase within 30 days from the date of this prospectus supplement up to a maximum of 300,000 additional Series J Preferred Shares at the public offering price per share, less underwriting discounts and commissions, to cover over-allotments.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

Wachovia Securities
Sole Bookrunning Manager

A.G. Edwards
RBC Capital Markets
Stifel Nicolaus
Robert W. Baird & Co.

The date of this prospectus supplement is July    , 2006.

TABLE OF CONTENTS
Prospectus Supplement

          You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information that is different. This prospectus supplement and the accompanying prospectus may only be used where it is legal to sell these securities. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus may only be accurate as of the date of such documents.

          The terms "COPT," "Company," "we," "our" and "us" refer to Corporate Office Properties Trust and its subsidiaries, as well as Corporate Office Properties, L.P., referred to as our operating partnership, Corporate Office Management, Inc., referred to as COMI, Corporate Development Services, LLC, COPT Development and Construction Services, LLC, COPT Property Management Services, LLC, and Corporate Cooling & Controls, LLC, unless the context suggests otherwise. The term "you" refers to a prospective investor.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        We are providing information to you about this offering of our Series J Preferred Shares in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering. The second part is the accompanying prospectus which provides general information. Generally, when we refer to this "prospectus," we are referring to both documents combined as well as to the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Some of the information in the accompanying prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and our documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain "forward-looking" statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our current expectations, estimates and projections about future events and financial trends affecting the financial condition of our business. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, actual results may differ materially from those addressed in the forward-looking statements. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

          Important factors that may affect the expectations, estimates or projections expressed in forward-looking statements include, but are not limited to:

  •
  our ability to borrow on favorable terms;

  •
  general economic and business conditions, which will, among other things, affect office property demand and rents, tenant creditworthiness, interest rates and financing availability;

  •
  adverse changes in the real estate markets including, among other things, competition with other companies;

  •
  risks of real estate acquisition and development, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development or operating costs may be greater than anticipated;

  •
  risks of investing through joint venture structures, including risks that our joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with our objectives;

  •
  our ability to satisfy and operate effectively under federal income tax rules relating to real estate investment trusts and partnerships;

  •
  governmental actions and initiatives;

  •
  environmental requirements; and

  •
  the other factors described beginning on page S-8 of this prospectus supplement, page 3 of the accompanying prospectus and page 9 of our Annual Report on Form 10-K for the year ended December 31, 2005 under the heading "Risk Factors."

THE COMPANY

        We are a fully-integrated and self-managed real estate investment trust ("REIT") that focuses on the acquisition, development, ownership, management and leasing of primarily Class A suburban office properties in the Greater Washington, D.C. region and other select markets. We have implemented a core customer expansion strategy built on meeting, through acquisitions and development, the multi-location requirements of our strategic tenants. Our strategy is to operate in select, demographically strong submarkets where we can achieve critical mass, operating synergies and key competitive advantages, including attracting high quality tenants and securing acquisition and development opportunities. As of March 31, 2006, our investments in real estate included the following:

  •
  163 wholly owned operating office properties in Maryland, Virginia, Colorado, Texas, Pennsylvania and New Jersey containing 13.7 million rentable square feet that were 93.3% occupied;

  •
  13 wholly owned office properties under construction or development that we estimate will total approximately 1.6 million square feet upon completion and two wholly owned office properties totaling approximately 115,000 square feet that were under redevelopment;

  •
  wholly owned land parcels totaling 352 acres that were located near certain of our operating properties and potentially developable into approximately 5.1 million square feet; and

  •
  partial ownership interests, primarily through joint ventures, in the following:

  •
  18 operating properties totaling approximately 885,000 square feet;

  •
  one office property with approximately 44,000 square feet that was under construction;

  •
  two predominately warehouse properties totaling approximately 611,000 square feet that were mostly under redevelopment to office buildings; and

  •
  land parcels totaling 168 acres that were located near certain of our operating properties and potentially developable into approximately 1.4 million square feet.

          We focus on leasing our office properties to large, financially sound entities with significant, long-term space requirements. We believe our extensive experience, market knowledge and network of industry contacts within the Greater Washington region provide us with an important competitive advantage in establishing, maintaining and enhancing our prominence within our targeted submarkets. Our four executive officers have an average of 21 years of real estate experience. In addition, as of March 31, 2006, our executive officers and trustees collectively owned 17.3% of our common equity interests, which includes ownership of outstanding common shares and common units of our partnership convertible into common shares.

          Our executive offices are currently located at 8815 Centre Park Drive, Suite 400, Columbia, Maryland 21045 and our telephone number is (410) 730-9092. We will be moving on July 17, 2006 to 6711 Columbia Gateway Drive, Columbia, Maryland 21046 and our new telephone number will be (443) 285-5400. You can contact us by e-mail at maryellen.fowler@copt.com, or by visiting our website, www.copt.com. The information contained on our website is not part of this prospectus supplement. Our reference to our website is intended to be an inactive textual reference only.

Recent Developments

        Since April 1, 2006 and through the date of this prospectus supplement, we completed the following:

  Acquisition Transactions:

  •
  On May 18, 2006, we acquired, for $43.6 million, three buildings containing 324,549 rentable square feet in Colorado Springs, Colorado (the "North Creek Acquisition"). We funded this acquisition with a $43.0 million borrowing under our unsecured revolving credit facility and the balance from cash reserves.

  •
  On June 29, 2006, we acquired, for $78.0 million, the membership interests in an entity that owns a building with approximately 611,000 rentable square feet including 319,000 square feet of office and 292,000 square feet of warehouse space on a 37-acre land parcel, located in the Columbia Gateway Business Park in Columbia, Maryland (the "Columbia Gateway Acquisition"). We funded the acquisition by borrowing $40.0 million under our unsecured revolving credit facility and through the assumption of a $38.0 million loan bearing interest at a fixed rate of 5.93% per annum and maturing in May 2013. Since we consider the interest rate on this loan to be below the market rate for similar loans, we discounted this loan to $37.5 million as determined using the present value of future loan payments at a 6.28% fixed market interest rate. The land parcel can support future development of approximately 120,000 square feet.

  •
  On June 29, 2006, we acquired, for $26.6 million, the membership interests in an entity that owns a 178-acre land parcel located in the Baltimore/Washington Corridor (the "National Business Park Expansion"). We funded the acquisition with a $5.0 million borrowing under our unsecured revolving credit facility, $14.3 million in cash reserves and the issuance of 181,097 common units in our operating partnership valued by the parties at $7.3 million (or $40.31 per unit). The land parcel can support up to 1.25 million rentable square feet and represents an expansion of our business park known as the National Business Park.

  Capital Transactions:

  •
  On April 17, 2006, we issued 1,750,000 common shares, generating proceeds of $72.3 million after payment of the underwriters' discount but before offering expenses, or $41.31 per share. We used these proceeds, plus cash reserves, to repay $73.0 million of borrowings under our unsecured revolving credit facility that will later be drawn upon and primarily used as follows: (i) $28.8 million to fund the planned redemption of all of our outstanding 10.25% Series E Cumulative Redeemable Preferred Shares on or after July 15, 2006; and (ii) $35.6 million to fund the planned redemption of all of our outstanding 9.875% Series F Cumulative Redeemable Preferred Shares on or after October 15, 2006. On April 24, 2006, we issued an additional 250,000 common shares to cover the over-allotment (collectively with the offering of 1,750,000 common shares, the "Common Share Offering"), generating proceeds of $10.3 million, after payment of the underwriters' discount but before offering expenses. We repaid $10.5 million of borrowings under our unsecured revolving credit facility using these proceeds and cash reserves.

  •
  On April 27, 2006, we executed swaps for an aggregate notional amount of $50.0 million at a fixed one-month LIBOR rate of 5.232%. The swaps commenced May 1, 2006 and expire May 1, 2009.

  •
  On June 23, 2006, we closed on a $48.0 million construction loan facility, which bears interest at either the prime rate or LIBOR plus the applicable margin based upon a pricing grid initially priced at LIBOR plus 1.50%, and initially borrowed $14.2 million (the "Construction Loan Closing"). This facility matures on June 22, 2008, subject to our right to exercise a twelve-month extension option. This facility will fund the construction of our development properties located at 302 Sentinel Drive and 320 Sentinel Drive (referred to as 302 NBP and 320 NBP, respectively).

  •
  On July 3, 2006, we exercised our right to increase the borrowing capacity under our unsecured line of credit from $400.0 million to $500.0 million. We simultaneously repaid $60.2 million on two fixed rate loans with a weighted average interest rate of 7.80% using $60.0 million of borrowings under our unsecured revolving credit facility and cash reserves (collectively, the "Increased Borrowing Capacity and Fixed Rate Loan Repayment").

  •
  We plan to redeem all of our outstanding 10.25% Series E Cumulative Redeemable Preferred Shares beginning on July 15, 2006, the earliest date on which these shares become eligible for redemption in accordance with their terms (the "Series E Preferred Shares Redemption"), with a $28.8 million borrowing under our unsecured revolving credit facility. Upon redemption of the Series E Preferred Shares, we plan to recognize a $1.8 million non-cash reduction of net income available to common shareholders related to original issuance costs. We anticipate that the write-off of these original issuance costs will reduce our earnings per share for the year ending December 31, 2006 by $(.04) and our funds from operations-diluted for that period by $(.04) per share.

  Significant Leasing Transactions:

  •
  On June 16, 2006, we executed a long-term lease for approximately 193,000 square feet with Northrop Grumman Corporation for a multi-level office building to be built in Richmond, Virginia. This building is under construction with anticipated occupancy in the second quarter of 2007.

  •
  On June 29, 2006, we executed a ten-year lease for 145,959 square feet with Northrop Grumman Corporation at 15010 Conference Center Drive (known as WTP II), located in Chantilly, Virginia. This building is being constructed with anticipated occupancy in the first quarter of 2007. This building is now 100% leased.

  Development Transactions:

  •
  On April 4, 2006, we entered into a long-term ground sublease agreement with The UMBC Research Park Corporation on a 6-acre land parcel located in Baltimore County, Maryland, on which we plan to develop a 110,000 square foot building.

  •
  On April 21, 2006, we placed into service 93,324 square feet of the 157,146 rentable square feet at 306 Sentinel Drive (known as 306 NBP). This building is now 59.4% leased.

SUMMARY OF OFFERING

        The offering terms are summarized below solely for your convenience. This summary is not a complete description of the Series J Preferred Shares. You should read the full text and more specific details elsewhere in this prospectus supplement and accompanying prospectus. For a more detailed description, see the discussion under "Description of Series J Preferred Shares" beginning on page S-13 of this prospectus supplement.

Issuer	Corporate Office Properties Trust, a Maryland real estate investment trust.
Securities Offered	2,000,000 Series J Preferred Shares, exclusive of the underwriters' over-allotment option of up to 300,000 Series J Preferred Shares.
Price per Series J Preferred Share	$25.00.
Dividends
Dividends on the Series J Preferred Shares will be cumulative from the date of original issue and are payable quarterly, in arrears, on January 15, April 15, July 15 and October 15 of each year, when and as declared, beginning on October 15, 2006. We will pay cumulative dividends on the Series J Preferred Shares in an amount per share equal to $ per year, equivalent to % of the $25.00 liquidation preference. However, during any period that both (i) the Series J Preferred Shares are not listed on the NYSE or the AMEX, or quoted on NASDAQ, and (ii) we are not subject to the reporting requirements of the Exchange Act, but the Series J Preferred Shares are outstanding, we will increase the cash dividend payable on the preferred shares to a rate of % of the liquidation preference, or $ per Series J Preferred Share per year.
Liquidation Preference	$25.00 per Series J Preferred Share, plus an amount equal to accrued and unpaid dividends, whether or not earned or declared.
Special Optional Redemption
If at any time both (i) the Series J Preferred Shares cease to be listed on the NYSE or the AMEX, or quoted on NASDAQ, and (ii) we cease to be subject to the reporting requirements of the Exchange Act, but the Series J Preferred Shares are outstanding, then the Series J Preferred Shares will be redeemable, in whole but not in part at our option, within 90 days of the date upon which the Series J Preferred Shares cease to be listed and we cease to be subject to such reporting requirements, at a cash redemption price of $25.00 per Series J Preferred Share, plus all accrued and unpaid dividends (whether or not declared) to the date of redemption.
Optional Redemption
Except for the special optional redemption rights above and in certain limited circumstances relating to the ownership limitation necessary to preserve our qualification as a REIT, the Series J Preferred Shares are not redeemable prior to July , 2011. On and after July , 2011, we may, at our option, redeem the Series J Preferred Shares, in whole or from time to time in part, for cash at $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date.

Ranking
The Series J Preferred Shares will rank senior to our common shares, on parity with our outstanding 10.25% Series E Cumulative Redeemable Preferred Shares ($25.00 liquidation preference), our 9.875% Series F Cumulative Redeemable Preferred Shares ($25.00 liquidation preference), our 8.0% Series G Cumulative Redeemable Preferred Shares ($25.00 liquidation preference), our 7.5% Series H Cumulative Redeemable Preferred Shares ($25.00 liquidation preference) and any other parity securities that we may issue in the future, in each case with respect to payment of distributions and amounts upon liquidation and junior to all our indebtedness.
Voting Rights
Holders of the Series J Preferred Shares will generally have no voting rights. However, if dividends on any outstanding Series J Preferred Shares have not been paid for six or more quarterly periods (whether or not consecutive), holders of the Series J Preferred Shares and the holders of all other shares of any class or series ranking on a parity with the Series J Preferred Shares which are entitled to similar voting rights (voting as a single class) will be entitled to elect two trustees to our Board of Trustees to serve until all unpaid dividends have been paid or declared and set apart for payment. In addition, certain material and adverse changes to the terms of the Series J Preferred Shares cannot be made without the affirmative vote of the holders of at least two-thirds of the outstanding Series J Preferred Shares and the holders of all other shares of any class or series ranking on a parity with the Series J Preferred Shares which are entitled to similar voting rights (voting as a single class).
Information Rights
During any period that both (i) the Series J Preferred Shares are not listed on the NYSE or the AMEX, or quoted on NASDAQ, and (ii) we are not subject to the reporting requirements of the Exchange Act, but the Series J Preferred Shares are outstanding, we will transmit by mail to all holders of Series J Preferred Shares, as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Rules 13 or 15(d) of the Exchange Act if we were subject to such rules (other than any exhibits that would have been required) and promptly upon written request supply copies of such reports to any prospective holder of Series J Preferred Shares. We will mail the reports to the holders of Series J Preferred Shares within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.

Ownership Limit
To maintain our qualification as a REIT for federal income tax purposes, no person or entity may acquire more than 9.8% of the aggregate number or value of all of our outstanding common and preferred shares. See "Description of Outstanding Preferred Shares—Restrictions on Ownership and Transfer."
No Maturity
The Series J Preferred Shares have no stated maturity and are not subject to any sinking fund or mandatory redemption provisions except as provided under "Description of Outstanding Preferred Shares—Restrictions on Ownership and Transfer." Accordingly, the Series J Preferred Shares will remain outstanding indefinitely unless we decide to redeem them or purchase all or a portion of the shares in the open market. We are not required to set aside funds to redeem the Series J Preferred Shares.
Listing
We intend to file an application to list the Series J Preferred Shares on the NYSE under the symbol "OFCPrJ." If approved for listing, we expect that trading on the NYSE will commence within 30 days after initial delivery of the Series J Preferred Shares.
Form
The Series J Preferred Shares will be issued and maintained in book-entry form registered in the name of the nominee of The Depository Trust Company except under limited circumstances described herein.
Conversion	The Series J Preferred Shares are not convertible into, or exchangeable for, any of our other property or securities.
Use of Proceeds	We intend to contribute the proceeds from this offering to our operating partnership to repay certain indebtedness under our unsecured revolving credit facility and for general corporate purposes.
Settlement Date	Delivery of the Series J Preferred Shares in book-entry form through The Depository Trust Company will be made on or about July , 2006.
Risk Factors
Investing in the Series J Preferred Shares involves certain risks, which are described beginning on page S-8 of this prospectus supplement, page 3 of the accompanying prospectus and page 9 of our Annual Report on Form 10-K for the year ended December 31, 2005.

RISK FACTORS

        An investment in the Series J Preferred Shares involves various material risks. Prior to making a decision about investing in the Series J Preferred Shares, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as those incorporated by reference in this prospectus supplement and included in the accompanying prospectus or incorporated therein from our most recent annual report on Form 10-K.

The market value of the Series J Preferred Shares could be substantially affected by various factors.

        The Series J Preferred Shares are a new issue of securities with no established trading market. We intend to apply to list the Series J Preferred Shares on the NYSE. However, an active trading market on the NYSE for the Series J Preferred Shares may not develop or last, in which case the trading price of the Series J Preferred Shares could be adversely affected. If an active trading market does develop on the NYSE, the Series J Preferred Shares may trade at prices higher or lower than their initial offering price. The trading price of our Series J Preferred Shares would depend on many factors, including:

  •
  prevailing interest rates;

  •
  the market for similar securities;

  •
  general economic conditions; and

  •
  our financial condition, results of operations and prospects.

          We have been advised by some of the underwriters that they intend to make a market in our Series J Preferred Shares, but they are not obligated to do so and may discontinue market-making at any time without notice.

Our ability to pay dividends on the Series J Preferred Shares may be limited.

        Because we conduct substantially all of our operations through our operating partnership, our ability to pay dividends on the Series J Preferred Shares will depend almost entirely on payments and dividends received on our interests in our operating partnership. Additionally, the terms of some of the debt to which our operating partnership is a party limit its ability to make some types of payments and other dividends to us. This in turn limits our ability to make some types of payments, including payment of dividends on the Series J Preferred Shares, unless we meet certain financial tests or such payments or dividends are required to maintain our qualification as a REIT. As a result, if we are unable to meet the applicable financial tests, we may not be able to pay dividends on the Series J Preferred Shares in one or more periods.

Our ability to pay dividends is further limited by the requirements of Maryland law.

        Our ability to pay dividends on the Series J Preferred Shares is further limited by the laws of Maryland. Under applicable Maryland law, a Maryland REIT may not make a distribution if, after giving effect to the distribution, the REIT would not be able to pay its debts as the debts become due in the usual course of business, or the REIT's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the REIT were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Accordingly, we may not make a distribution on the Series J Preferred Shares if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of shares of any series of preferred shares then outstanding, if any, with preferences senior to those of the Series J Preferred Shares.

We may incur additional indebtedness, which may harm our financial position and cash flow and potentially impact our ability to pay dividends on the Series J Preferred Shares.

        Our governing documents do not limit us from incurring additional indebtedness and other liabilities. As of March 31, 2006, we had approximately $1,360.6 million of consolidated indebtedness outstanding. We may incur additional indebtedness and become more highly leveraged, which could harm our financial position and potentially limit our cash available to pay dividends. As a result, we may not have sufficient funds remaining to satisfy our dividend obligations relating to the Series J Preferred Shares if we incur additional indebtedness.

We cannot assure you that we will be able to pay dividends regularly.

        Our ability to pay dividends in the future is dependent on our ability to operate profitably and to generate cash from our operations. We cannot guarantee that we will be able to pay dividends on a regular quarterly basis in the future. Furthermore, any new shares of beneficial interest issued will substantially increase the cash required to continue to pay cash dividends at current levels. Any common or preferred shares of beneficial interest that may in the future be issued to finance acquisitions, upon exercise of options or otherwise, would have a similar effect.

Our ability to issue preferred shares in the future could adversely affect the rights of holders of the Series J Preferred Shares.

        Our Declaration of Trust authorizes us to issue up to 15,000,000 preferred shares of beneficial interest in one or more series on terms determined by our Board of Trustees. As of March 31, 2006, we had 6,775,000 preferred shares outstanding. Our future issuance of any series of preferred shares under our Declaration of Trust could therefore effectively diminish our ability to pay dividends on, and the liquidation preference of, the Series J Preferred Shares.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2006:

  •
  on a historical basis;

  •
  as adjusted for (i) the North Creek Acquisition, (ii) the Columbia Gateway Acquisition, (iii) the National Business Park Expansion, (iv) the Common Share Offering, (v) the Construction Loan Closing, (vi) the Increased Borrowing Capacity and Fixed Rate Loan Repayment and (vii) the Series E Preferred Shares Redemption; and

  •
  as further adjusted to give effect to the sale of the Series J Preferred Shares and the application of the net proceeds from this offering as described under "Use of Proceeds."

          The information set forth in the following table should be read in conjunction with the consolidated financial statements and the notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2005, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, which are incorporated by reference herein.

	Unaudited
	As of March 31, 2006
	Historical	As Adjusted	As Further Adjusted
	(in thousands)
Mortgage and other loans payable	$1,360,638	$1,445,385	$1,397,187	(3)
Minority interests:
Common units in the Operating Partnership	92,903	100,203	100,203
Preferred units in the Operating Partnership	8,800	8,800	8,800
Other consolidated real estate joint ventures	1,190	1,190	1,190
Total	102,893	110,193	110,193
Shareholders' equity:
10.25% Series E Cumulative Redeemable Preferred Shares ($0.01 par value; 1,265,000 shares authorized, 1,150,000 issued and outstanding on a historical basis. No shares authorized, issued and outstanding on an as adjusted and as further adjusted basis)	11	—	—
9.875% Series F Cumulative Redeemable Preferred Shares ($0.01 par value; 1,425,000 shares authorized, issued and outstanding on a historical, as adjusted and as further adjusted basis)	14	14	14
8.000% Series G Cumulative Redeemable Preferred Shares ($0.01 par value; 2,200,000 shares authorized, 2,200,000 issued and outstanding on a historical, as adjusted and as further adjusted basis)	22	22	22
7.50% Series H Cumulative Redeemable Preferred Shares ($0.01 par value; 2,000,000 shares authorized, issued and outstanding on a historical, as adjusted, and as further adjusted basis)	20	20	20
% Series J Cumulative Redeemable Preferred Shares ($0.01 par value; no shares authorized, issued and outstanding on a historical and as adjusted basis, 2,000,000 shares authorized, 2,000,000 issued and outstanding on an as further adjusted basis)(1)	—	—	20	(3)
Common Shares ($0.01 par value; 75,000,000 authorized, 40,243,729 shares issued and outstanding on a historical basis, 42,243,729 shares issued and outstanding on an as adjusted and as further adjusted basis)(2)	400	420	420
Additional paid-in capital	655,818	709,524	757,702	(3)
Cumulative distributions in excess of net income	(72,670)	(74,499)	(74,499)
Accumulated other comprehensive loss	(380)	(380)	(380)

Total shareholders' equity	583,235	635,121	683,319

Total capitalization	$2,046,766	$2,190,699	$2,190,699

(1)
Excludes 300,000 Series J Preferred Shares that may be issuable upon exercise of the underwriters' over-allotment option.

(2)
Excludes (i) 8,479,863 common shares that may be exercisable under certain circumstances upon conversion or redemption of outstanding common units and (ii) 2,733,385 common shares underlying options issued under our option plan and incentive plan outstanding as of March 31, 2006.

(3)
Assumes we sell 2,000,000 Series J Preferred Shares in this offering (exclusive of the underwriters' over-allotment option). If we sell more than 2,000,000 Series J Preferred Shares in this offering, then each additional 200,000 Series J Preferred Shares sold would result in a decrease of $4,843 in "Mortgage and other loans payable," an increase in the par value of the Series J Preferred Shares of $2 and an increase in "Additional paid-in capital" of $4,841.

CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
PREFERRED SHARE DIVIDENDS

        This financial ratio measures our ability to pay interest, any preferred share dividends and preferred unit distributions from our earnings. Earnings were computed by adding fixed charges (excluding preferred share dividends, preferred unit distributions and capitalized interest), gain on sales of real estate, excluding discontinued operations, amortization of capitalized interest and distributed loss of equity investees to income from continuing operations before minority interests, income taxes, and equity in loss of unconsolidated entities. Fixed charges consist of interest costs, debt issuance costs, dividends to preferred shareholders and distributions to preferred unit holders. This information is given on a historical basis.

As of March 31, 2006 Unaudited
Ratio of earnings to combined fixed charges and preferred share dividends	1.09x

USE OF PROCEEDS

        We intend to contribute to our operating partnership the net proceeds from the sale of the Series J Preferred Shares, expected to be approximately $48.2 million after payment of our expenses related to this offering, or approximately $55.5 million if the underwriters' over-allotment option is exercised in full. Our operating partnership intends to use all the net proceeds from this offering to repay borrowings under our $500.0 million unsecured revolving credit facility and for general corporate purposes. The weighted average interest rate on this facility was 6.06% as of March 31, 2006, and $279.0 million was outstanding as of that date. We may borrow amounts repaid under the unsecured revolving credit facility for general corporate purposes.

          Wachovia Capital Markets, LLC and its affiliates and one or more other underwriters have from time to time provided, and may in the future provide, various investment banking, commercial banking, financial advisory and other services for us for which they have received or will receive customary fees and expenses. Wachovia Capital Markets, LLC and its affiliates and one or more other underwriters may, from time to time, engage in other transactions with us and perform other services for us in the ordinary course of their businesses. In particular, an affiliate of Wachovia Capital Markets, LLC is a lender under our unsecured revolving credit facility. As described above, we intend to use net proceeds from this offering to repay borrowings outstanding under our unsecured revolving credit facility. Because an affiliate of Wachovia Capital Markets, LLC is a lender under our unsecured revolving credit facility, that affiliate will receive a portion of the net proceeds from this offering through the repayment of those borrowings.

DESCRIPTION OF SERIES J PREFERRED SHARES

        The following summary of the terms and provisions of the Series J Preferred Shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our Declaration of Trust and the Articles Supplementary to the Declaration of Trust establishing the Series J Preferred Shares, each of which is available from us as described in "Where You Can Find More Information." This description of the particular terms of the Series J Preferred Shares supplements, and to the extent it is inconsistent, replaces, the description of the general terms and provisions of our preferred shares set forth in the accompanying prospectus.

General

        Under our Declaration of Trust, we are authorized to issue up to 75,000,000 common shares and 15,000,000 preferred shares. As of March 31, 2006, 1,265,000 preferred shares were classified as 10.25% Series E Cumulative Redeemable Preferred Shares, 1,150,000 of which were issued and outstanding; 1,425,000 preferred shares were classified as 9.875% Series F Cumulative Redeemable Preferred Shares, all of which were issued and outstanding; 2,200,000 preferred shares were classified as 8.0% Series G Cumulative Redeemable Preferred Shares, all of which were issued and outstanding, and 2,000,000 preferred shares were classified as 7.5% Series H Cumulative Redeemable Preferred Shares, all of which were issued and outstanding. Our Board of Trustees may increase the authorized number of common shares and preferred shares without shareholder approval.

          We are authorized to issue preferred shares in one or more classes or subclasses, with the designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, in each case, as are permitted by Maryland law and as our Board of Trustees may determine by resolution. We are authorized to issue up to            Series J Preferred Shares. The Series E Preferred Shares, the Series F Preferred Shares, the Series G Preferred Shares and the Series H Preferred Shares are the only other classes or series of preferred shares authorized and outstanding. However, our operating partnership has issued to a third party 352,000 Series I Preferred Units. The Articles Supplementary establishing the Series J Preferred Shares permit us to "reopen" this series, without the consent of the holders of the Series J Preferred Shares, in order to issue additional Series J Preferred Shares. Thus, we may in the future issue additional Series J Preferred Shares without your consent. Any additional Series J Preferred Shares will have the same terms as the Series J Preferred Shares being issued in this offering. These additional Series J Preferred Shares will, together with the Series J Preferred Shares being issued in this offering, constitute a single series of securities.

          We conduct almost all of our operations through our operating partnership, for which COPT is the managing general partner. Interests in our operating partnership are in the form of common and preferred units. As of March 31, 2006, we owned approximately 81.6% of the outstanding common units, and all 1,150,000 Series E Preferred Units, 1,425,000 Series F Preferred Units, 2,200,000 Series G Preferred Units and 2,000,000 Series H Preferred Units issued by our operating partnership. Except for the Series I Preferred Units, as discussed in the following paragraph, each series of preferred units has economic terms substantially equivalent to the economic terms of the corresponding Series E Preferred Shares, Series F Preferred Shares, Series G Preferred Shares and Series H Preferred Shares, respectively, that we have issued.

          The 352,000 Series I Preferred Units of our operating partnership are owned by a third party and have a liquidation preference of $25.00 per unit. Prior to the distributions with respect to common units of our operating partnership, and through September 23, 2019, each Series I Preferred Unit is entitled to a priority distribution of 7.5% of the liquidation value per Series I Preferred Unit, payable quarterly. After September 23, 2019, the priority distribution on the Series I Preferred Units increases in accordance with the terms thereof. Each Series I Preferred Unit is convertible into 0.5 common units at any time at the option of the holder. We may redeem that Series I Preferred Units at any time after September 23, 2019 for an amount equal to their liquidation preference.

          We intend to contribute the proceeds of this offering to our operating partnership in exchange for a number of Series J Preferred Units equal to the number of Series J Preferred Shares that we sell in this offering. The economic terms of the Series J Preferred Units will be substantially equivalent to the economic terms of the Series J Preferred Shares. The Series E Preferred Units, Series F Preferred Units, Series G Preferred Units and Series H Preferred Units are treated equally (i.e., are pari passu) in priority over the common units in our operating partnership with respect to quarterly distributions. Distributions on these preferred units are the source of funds for the payment of dividends on our preferred shares.

Series J Preferred Shares

Ranking

        The Series J Preferred Shares, as to dividend rights and rights upon our liquidation, dissolution or winding up, rank (i) prior or senior to our common shares and any other class or series of our equity securities authorized or designated in the future if, by the terms of such class or series, the holders of the Series J Preferred Shares are entitled to receive dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of that class or series ("Junior Shares"); (ii) on a parity with the the Series E Preferred Shares, the Series F Preferred Shares, the Series G Preferred Shares, the Series H Preferred Shares and any other class or series of our equity securities authorized or designated in the future if, by the terms of such class or series, the holders of those securities and the holders of Series J Preferred Shares are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other ("Parity Shares"); (iii) junior to any class or series of our equity securities authorized or designated in the future if, by the terms of such class or series, the holders of that class or series are entitled to the receipt of dividends and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series J Preferred Shares ("Senior Shares"); and (iv) junior to all our indebtedness.

Dividends

        Holders of Series J Preferred Shares are entitled to receive, when and as declared by our Board of Trustees, out of our funds legally available for payment, quarterly cash dividends on the Series J Preferred Shares at the rate of    % per year of the $25.00 liquidation preference. However, during any period that both (i) the Series J Preferred Shares are not listed on the NYSE or the AMEX, or quoted on NASDAQ, and (ii) we are not subject to the reporting requirements of the Exchange Act, but the Series J Preferred Shares are outstanding, we will increase the cash dividend payable on the preferred shares to a rate of    % of the liquidation preference, or $     per Series J Preferred Share per year. These dividends are cumulative, from and including the date of original issue, whether or not in any dividend period or periods these dividends have been declared or there are funds legally available for the payment of such dividends, and are payable quarterly on January 15, April 15, July 15 and October 15 of each year (or, if not a business day, the next succeeding business day) (each, a "Dividend Payment Date"), beginning on October 15, 2006. Any dividend payable on the Series J Preferred Shares for any partial dividend period will be computed ratably on the basis of twelve 30-day months and a 360-day year. The initial quarterly dividend payable on the Series J Preferred Shares will be approximately $    per share. Dividends are payable in arrears to holders of record as they appear on our share records at the close of business on the applicable record date, which is fixed by our Board of Trustees and which can be no more than sixty (60) nor less than ten (10) days prior to the related Dividend Payment Date. Holders of Series J Preferred Shares are not entitled to receive any dividends in excess of cumulative dividends on the Series J Preferred Shares. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series J Preferred Shares that may be in arrears.

          When dividends are not paid in full upon the Series J Preferred Shares or any other class or series of Parity Shares, or a sum sufficient for this payment is not set apart, all dividends declared upon the Series J Preferred Shares and any Parity Shares will be declared ratably in proportion to the respective amounts of dividends accrued and unpaid on the Series J Preferred Shares and accrued and unpaid on such Parity Shares. Except as set forth in the preceding sentence, unless dividends on the Series J Preferred Shares equal to the full amount of accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past dividend periods, no dividends will be declared or paid or set apart for payment by us and no other distribution of cash or other property may be declared or made, directly or indirectly, by us with respect to any Parity Shares. Unless dividends equal to the full amount of all accrued and unpaid dividends on the Series J Preferred Shares have been paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or distributions paid in Junior Shares or options, warrants or rights to subscribe for or purchase Junior Shares) may be declared or paid or set apart for payment by us and no other distribution of cash or other property may be declared or made, directly or indirectly, by us with respect to any Junior Shares, nor will any Junior Shares be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of common shares made for purposes of our employee incentive or benefit plan or any such plan of any of our subsidiaries) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Shares), directly or indirectly, by us (except by conversion into or exchange for Junior Shares, or options, warrants or rights to subscribe for or purchase Junior Shares), nor will any other cash or other property be paid or distributed to or for the benefit of holders of Junior Shares. Regardless of the provisions described above, we will not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Shares or (ii) redeeming, purchasing or otherwise acquiring any Parity Shares, in each case, if this declaration, payment, redemption, purchase or other acquisition is necessary to maintain our qualification as a REIT.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up, before any payment or distribution by us will be made to or set apart for the holders of any Junior Shares, the holders of Series J Preferred Shares will be entitled to receive a liquidation preference of $25.00 per share (the "Series J Liquidation Preference"), plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders. Such holders will not be entitled to any further payment. Until the holders of the Series J Preferred Shares have been paid the Series J Liquidation Preference in full, plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of Junior Shares upon our liquidation, dissolution or winding up. If upon any liquidation, dissolution or winding up, our assets, or proceeds thereof, distributable among the holders of Series J Preferred Shares will be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of Parity Shares, then our assets, or the proceeds thereof, will be distributed among the holders of Series J Preferred Shares and any such other Parity Shares ratably in the same proportion as the respective amounts that would be payable on such Series J Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up will not include a consolidation or merger of us with or into one or more other entities, a sale or transfer of all or substantially all of our assets, or a statutory share exchange. Upon any liquidation, dissolution or winding up, after payment has been made in full to the holders of Series J Preferred Shares and any

Parity Shares, any other series or class or classes of Junior Shares will be entitled to receive any and all of our assets remaining to be paid or distributed, and the holders of the Series J Preferred Shares and any Parity Shares will not be entitled to share in that payment or distribution.

Special Optional Redemption

        If at any time both (i) the Series J Preferred Shares cease to be listed on the NYSE or the AMEX, or quoted on NASDAQ, and (ii) we cease to be subject to the reporting requirements of the Exchange Act, but the Series J Preferred Shares are outstanding, then the Series J Preferred Shares will be redeemable, in whole but not in part at our option, within 90 days of the date upon which the Series J Preferred Shares cease to be listed and we cease to be subject to such reporting requirements, at a cash redemption price of $25.00 per Series J Preferred Share, plus all accrued and unpaid dividends (whether or not declared) to the date of redemption.

Optional Redemption

        Except with respect to the special option to redeem Series J Preferred Shares described above and in certain limited circumstances relating to our maintenance of our ability to qualify as a REIT as described in "Description of Outstanding Preferred Shares—Restrictions on Ownership and Transfer," the Series J Preferred Shares will not be redeemable by us prior to July    , 2011. On or after July    , 2011, we may, at our option, redeem the Series J Preferred Shares, in whole or from time to time in part, at a cash redemption price equal to 100% of the Series J Liquidation Preference, plus all accrued and unpaid dividends, if any, to the redemption date.

          In the event of a redemption of any Series J Preferred Shares, if the redemption date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such Series J Preferred Shares called for redemption will be payable on such Dividend Payment Date to the holders of record at the close of business on such dividend record date, and will not be payable as part of the redemption price for such Series J Preferred Shares. The redemption date will be selected by us and will not be less than 30 days nor more than 60 days after the date notice of redemption is sent by us. If full cumulative dividends on all outstanding Series J Preferred Shares have not been paid or declared and set apart for payment, no Series J Preferred Shares may be redeemed unless all outstanding Series J Preferred Shares are simultaneously redeemed and neither we nor any of our affiliates may purchase or acquire Series J Preferred Shares otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series J Preferred Shares.

          If fewer than all the outstanding Series J Preferred Shares are to be redeemed, we will select those Series J Preferred Shares to be redeemed pro rata in proportion to the numbers of Series J Preferred Shares held by holders (with adjustment to avoid redemption of fractional shares) or by lot or in such other manner as the Board of Trustees may determine.

          Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two consecutive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice will be mailed by us not less than 30 days nor more than 60 days prior to the redemption date to each holder of record of the Series J Preferred Shares to be redeemed by first class mail, postage prepaid at such holder's address as it appears on our share records. Any notice that was mailed as described above will be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each notice will state: (i) the redemption date, (ii) the number of Series J Preferred Shares to be redeemed, (iii) the place or places where certificates for such Series J Preferred Shares are to be surrendered for cash and (iv) the redemption price payable on such redemption date, including, without limitation, a statement as to whether or not accrued and unpaid dividends will be (x) payable as part of the redemption price or (y) payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described above. From and after the redemption date (unless we default in the payment of our redemption obligation), dividends on the Series J Preferred Shares to be redeemed will cease to accrue, such shares will no longer be deemed to be outstanding and all rights of the holders of the Series J Preferred Shares to be redeemed will cease (except (a) the right to receive the cash payable upon such redemption, without interest and (b) if the redemption date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the right of record holders at the close of business on such record date to receive the dividend payable on such Dividend Payment Date). The full dividend payable on the Dividend Payment Date with respect to the Series J Preferred Shares called for redemption will be payable on such Dividend Payment Date to the holders of record of such shares at the close of business on the corresponding dividend record date notwithstanding the prior redemption of the shares.

          The Series J Preferred Shares have no stated maturity and are not subject to any sinking fund or mandatory redemption provisions except as provided under "Description of Outstanding Preferred Shares—Restrictions on Ownership and Transfer."

          Subject to applicable law and the limitation on purchases when dividends on the Series J Preferred Shares are in arrears, we may, at any time and from time to time, purchase any Series J Preferred Shares in the open market, by tender or by private agreement.

Voting Rights

        Holders of Series J Preferred Shares will not have any voting rights, except as set forth below and except as otherwise required by applicable law.

          If and whenever dividends on any Series J Preferred Shares or any series or class of Parity Shares are in arrears for six or more quarterly periods (whether or not consecutive), the number of trustees then constituting our Board of Trustees will be increased by two (if not already increased by reason of similar types of provisions with respect to Parity Shares of any other class or series which is entitled to similar voting rights (the "Voting Parity Shares")), and the holders of Series J Preferred Shares, together with the holders of all other Voting Parity Shares then entitled to exercise similar voting rights, voting as a single class regardless of series or class, will be entitled to vote for the election of the two additional trustees at any annual meeting of shareholders or at a special meeting of the holders of the Series J Preferred Shares and of the Voting Parity Shares called for that purpose. At any time when the right to elect trustees separately has so vested, we must call a special meeting upon the written request of the holders of record of not less than 20% of the total number of Series J Preferred Shares and shares of any series or class of Voting Parity Shares then outstanding. The special meeting will be held, in the case of a written request, within 90 days after the delivery of the request, provided that we will not be required to call a special meeting if the request is received less than 120 days before the date fixed for the next annual meeting of shareholders and the holders of Series J Preferred Shares and the other Voting Parity Shares are offered the opportunity to elect such trustees at the annual meeting of shareholders. If, prior to the end of the term of any trustee so elected, a vacancy in the office of such trustee occurs by reason of death, resignation, or disability, a successor will be elected to the Board of Trustees, upon the nomination by the remaining trustee elected by the holders of the Series J Preferred Shares and the Voting Parity Shares or the successor to the remaining trustee, to serve until the next annual meeting of shareholders or special meeting held in place of the annual meeting if such office has not previously been terminated as described below. Whenever dividends in arrears on outstanding Series J Preferred Shares and Voting Parity Shares have been paid and dividends for the current dividend period have been paid or declared and set apart for payment, then the right of the holders of the Series J Preferred Shares and Voting Parity Shares to elect two additional trustees will cease, the terms of office of such trustees will terminate and the number of trustees constituting our Board of Trustees will be reduced accordingly.

          The affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding Series J Preferred Shares and the holders of all other classes or series of Voting Parity Shares entitled to vote on the matter, voting as a single class, will be required to (i) authorize, create, increase the authorized amount of, or issue any shares of any class of Senior Shares or any security convertible or exchangeable into shares of any class of Senior Shares or (ii) amend, alter or repeal any provision of, or add any provision to, our Declaration of Trust or Bylaws, if such action would materially adversely affect the voting powers, rights or preferences of the holders of the Series J Preferred Shares; provided, however, that no vote of the holders of Series J Preferred Shares will be required if, at or prior to the time the amendment, alteration or repeal is to take effect or the issuance of any Senior Shares or convertible or exchangeable security is to be made, as the case may be, provisions are made for the redemption of all outstanding Series J Preferred Shares. The amendment of or supplement to our Declaration of Trust to authorize, create, increase or decrease the authorized amount of or to issue Junior Shares, Series J Preferred Shares or any shares of any class of Parity Shares will not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series J Preferred Shares.

          With respect to the exercise of the above-described voting rights, each Series J Preferred Share will have one vote per share, except that when any other class or series of preferred shares will have the right to vote with the Series J Preferred Shares as a single class, then the holders of the Series J Preferred Shares and such other class or series will have one quarter of one (0.25) vote per $25.00 of liquidation preference.

Information Rights

        During any period that both (i) the Series J Preferred Shares are not listed on the NYSE or the AMEX, or quoted on NASDAQ, and (ii) we are not subject to the reporting requirements of the Exchange Act, but the Series J Preferred Shares are outstanding, we will transmit by mail to all holders of Series J Preferred Shares, as their names and addresses appear in our record books and without cost to such holders, copies of the annual reports and quarterly reports that we would have been required to file with the SEC pursuant to Rules 13 or 15(d) of the Exchange Act if we were subject to such rules (other than any exhibits that would have been required) and promptly upon written request supply copies of such reports to any prospective holder of Series J Preferred Shares. We will mail the reports to the holders of Series J Preferred Shares within 15 days after the respective dates by which we would have been required to file the reports with the SEC if we were subject to Section 13 or 15(d) of the Exchange Act.

New York Stock Exchange Listing

        Before this offering, there has been no public trading market for the Series J Preferred Shares. We intend to file an application to list the Series J Preferred Shares on the NYSE under the symbol "OFCPrJ." If approved for listing, trading of the Series J Preferred Shares is expected to begin within 30 days of the original issuance of the Series J Preferred Shares. The representatives of the underwriters have advised us that they intend to make a market in the Series J Preferred Shares prior to the commencement of trading on the NYSE. However, the representatives of the underwriters are not obligated to do so and may discontinue market-making at any time without notice. We cannot give any assurance about the liquidity of any trading market for the Series J Preferred Shares which may exist.

Conversion

        The Series J Preferred Shares are not convertible into or exchangeable for any other property or securities.

Transfer Agent

        The registrar and transfer agent for the Series J Preferred Shares will be Wells Fargo & Company.

Book Entry Delivery and Form

        The Series J Preferred Shares will be issued in book-entry form. The transfer agent will electronically register the Series J Preferred Shares on the date of original issuance with, or on behalf of, The Depository Trust Company (the "Depository") and the Series J Preferred Shares will be registered in the name of Cede & Co., as nominee of the Depository (such nominee being referred to herein as the "Nominee").

          The Depository is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participant" or the "Depository's Participants") and to facilitate the clearance and settlement of transactions in securities between Participants through electronic book-entry changes in accounts of its Participants. The Depository's Participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to the Depository's system is also available to other entities such as other banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depository's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depository only through the Depository's Participants or the Depository's Indirect Participants.

          We expect that under procedures established by the Depository (i) upon issuance and registration of the Series J Preferred Shares, the Depository will credit the accounts of Participants designated by the underwriters with portions of the principal amount of the Series J Preferred Shares and (ii) ownership of the Series J Preferred Shares will be shown on, and the transfer of ownership of the Series J Preferred Shares will be effected only through, records maintained by the Depository (with respect to the interests of the Depository's Participants), the Depository's Participants and the Depository's Indirect Participants. Prospective purchasers of the Series J Preferred Shares are advised that the laws of some states require that certain persons, such as insurance companies, take physical delivery in definitive form of securities that they own. Consequently, these laws may limit your ability to transfer Series J Preferred Shares to these persons, such as insurance companies.

          So long as the Nominee is the registered owner of any Series J Preferred Shares, the Nominee will be considered the sole owner or holder of such Series J Preferred Shares. Except as provided below, beneficial owners of Series J Preferred Shares will not be entitled to have Series J Preferred Shares registered in their names and will not receive or be entitled to receive physical delivery of Series J Preferred Shares in certificated form. As a result, the ability of a person having a beneficial interest in any Series J Preferred Shares to pledge such interest to persons or entities that do not participate in the Depository's system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest.

          Neither we nor the transfer agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of Series J Preferred Shares by the Depository or any of the Depository's Participants, or for maintaining, supervising or reviewing any records of the Depository or any of the Depository's Participants relating to the Series J Preferred Shares.

          Payments of distributions on any Series J Preferred Shares registered in the name of the Nominee on the applicable record date will be payable to or at the direction of the Nominee. Neither we nor the transfer agent will have any responsibility or liability for the payment of such amounts to beneficial owners of the Series J Preferred Shares. We believe, however, that it is currently the policy of the Depository to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depository. Payments by the Depository's Participants and the Depository's Indirect Participants to the beneficial owner of Series J Preferred Shares will be governed by standing instructions and customary practice and will be the responsibility of the Depository's Participants or the Depository's Indirect Participants.

Certificated Shares

        Any person having a beneficial interest in the Series J Preferred Shares may, upon request to us or the transfer agent, exchange such beneficial interest for physical delivery of Series J Preferred Shares in certificated form. Upon any such issuance, the transfer agent is required to register such Series J Preferred Shares in the name of, and cause the same to be delivered to, such person or such person's nominee. In addition, if (i) we notify the transfer agent in writing that the Depository is no longer willing or able to act as a depository and we are unable to locate a qualified successor within 90 days or (ii) we, at our option, may notify the transfer agent in writing that we elect to cause the issuance of the Series J Preferred Shares in certificated form, then Series J Preferred Shares in certificated form will be issued to each person that the Nominee and the Depository identify as the beneficial owner of Series J Preferred Shares.

          Neither we nor the transfer agent will be liable for any delay by the Nominee or the Depository in identifying the beneficial owners of Series J Preferred Shares, and we and the transfer agent may conclusively rely on, and will be protected in relying on, instructions from the Nominee or the Depository for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of any Series J Preferred Shares to be certificated. All certificates representing the Series J Preferred Shares will bear a legend referring to the restrictions on transfer as described in the section entitled "Description of Outstanding Preferred Shares—Restrictions on Ownership and Transfer."

DESCRIPTION OF OUTSTANDING PREFERRED SHARES

        The following summary of the terms and provisions of our preferred shares does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our Declaration of Trust and the Articles Supplementary to the Declaration of Trust relating to the establishment of each series of our preferred shares, each of which is available from us as described in "Where You Can Find More Information."

          We issued 1,150,000 Series E Preferred Shares in an underwritten public offering in April 2001; 1,425,000 Series F Preferred Shares in an underwritten public offering in September 2001; 2,200,000 Series G Preferred Shares in an underwritten public offering in August 2003; and 2,000,000 Series H Preferred Shares in an underwritten public offering in December 2003. We contributed the proceeds of each of these offerings to our operating partnership in exchange for a number of respective Series E, Series F, Series G and Series H Preferred Units equal to the number of the applicable series of preferred shares that we sold in the respective offerings. The terms of each series of the preferred units are substantially equivalent to the economic terms of the respective series of preferred shares to which they relate. The terms of these outstanding series of preferred shares are as follows:

Ranking

        The Series E, Series F, Series G and Series H Preferred Shares, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank (i) prior or senior to the common shares and any other class or series of our equity securities authorized or designated in the future if the holders of Series E, Series F, Series G and Series H Preferred Shares shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series ("Junior Shares"); (ii) on a parity with one another and any other class or series of our equity securities authorized or designated in the future if the holders of such class or series of securities and the Series E, Series F, Series G and Series H Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other ("Parity Shares"); and (iii) junior to any class or series of our equity securities authorized or designated in the future if the holders of such class or series shall be entitled to the receipt of dividends and amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series E, Series F, Series G and Series H Preferred Shares ("Senior Shares").

Dividends

        Holders of Series E, Series F, Series G and Series H Preferred Shares are entitled to receive, when and as declared by our Board of Trustees, out of our funds legally available for payment, quarterly cash dividends on such shares at the following rates: $2.5625 per year per Series E Preferred Share; $2.46875 per year per Series F Preferred Share; $2.00 per year per Series G Preferred Share; and $1.875 per year per Series H Preferred Share. Such dividends are cumulative from the date of original issue, whether or not in any dividend period or periods such dividends shall be declared or there shall be funds legally available for the payment of such dividends, and are payable quarterly on January 15, April 15, July 15 and October 15 of each year (or, if not a business day, the next succeeding business day) (each a "Dividend Payment Date"). Any dividend payable on the Series E, Series F, Series G and Series H Preferred Shares for any partial dividend period will be computed ratably on the basis of twelve 30-day months and a 360-day year. Dividends are payable in arrears to holders of record as they appear on our share records at the close of business on the applicable record date, which are fixed by our Board of Trustees and which are not more than 60 nor less than 10 days prior to such Dividend Payment Date. Holders of Series E, Series F, Series G and Series H Preferred Shares are not entitled to receive any dividends in excess of respective cumulative dividends on such shares. No interest, or sum of money in lieu of interest, shall be payable in respect to any dividend payment or payments on the Series E, Series F, Series G and Series H Preferred Shares that may be in arrears.

          When dividends are not paid in full upon the Parity Shares, or a sum sufficient for such payment is not set apart, all dividends declared upon the Parity Shares shall be declared ratably in proportion to the respective amounts of dividends accrued and unpaid on the Parity Shares. Except as set forth in the preceding sentence, unless dividends on the Series E, Series F, Series G and Series H Preferred Shares equal to the full amount of accrued and unpaid dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment, for all past dividend periods, no dividends shall be declared or paid or set apart for payment by us and no other distribution of cash or other property may be declared or made, directly or indirectly, by us with respect to any Parity Shares. Unless dividends equal to the full amount of all accrued and unpaid dividends on the Series E, Series F, Series G and Series H Preferred Shares have been paid, or declared and set apart for payment, for all past dividend periods, no dividends (other than dividends or distributions paid in Junior Shares or options, warrants or rights to subscribe for or purchase Junior Shares) may be declared or paid or set apart for payment by us and no other distribution of cash or other property may be declared or made, directly or indirectly, by us with respect to any Junior Shares, nor shall any Junior Shares be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of common shares made for purposes of our employee incentive or benefit plan or any such plan of any of our subsidiaries) for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Shares), directly or indirectly, by us (except by conversion into or exchange for Junior Shares, or options, warrants or rights to subscribe for or purchase Junior Shares), nor shall any other cash or other property be paid or distributed to or for the benefit of holders of Junior Shares. Notwithstanding the provisions described above, we shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Shares or (ii) redeeming, purchasing or otherwise acquiring any Parity Shares, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain our qualification as a REIT.

Liquidation Preference

        Upon any voluntary or involuntary liquidation, dissolution or winding up, before any payment or distribution by us shall be made to or set apart for the holders of any Junior Shares, the holders of Series E, Series F, Series G and Series H Preferred Shares shall be entitled to receive a liquidation preference of $25.00 per share (the "Liquidation Preference"), plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Series E, Series F, Series G and Series H Preferred Shares have been paid the Liquidation Preference in full, plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment shall be made to any holder of Junior Shares upon our liquidation, dissolution or winding up. If upon any liquidation, dissolution or winding up, our assets, or proceeds thereof, distributable among the holders of Series E, Series F, Series G and Series H Preferred Shares shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of Parity Shares, then our assets, or the proceeds thereof, shall be distributed among the holders of the Parity Shares ratably in the same proportion as the respective amounts that would be payable on the Parity Shares if all amounts payable thereon were paid in full. A voluntary or involuntary liquidation, dissolution or winding up shall not include a consolidation or merger of us with or into one or more other entities, a sale or transfer of all or substantially all of our assets or a statutory share exchange. Upon any liquidation, dissolution or winding up, after payment shall have been made in full to the holders of the Parity Shares, any other series or class or classes of Junior Shares shall be entitled to receive any and all of our assets remaining to be paid or distributed, and the holders of the Parity Shares shall not be entitled to share therein.

Voting Rights

        Holders of Series E, Series F, Series G and Series H Preferred Shares will not have any voting rights, except as set forth below and except as otherwise required by applicable law.

          If and whenever dividends on any series or class of Parity Shares shall be in arrears for six or more quarterly periods (whether or not consecutive), the number of Trustees then constituting our Board of Trustees shall be increased by two (if not already increased by reason of similar types of provisions with respect to Parity Shares of any other class or series which is entitled to similar voting rights (the "Voting Parity Shares")), and the holders of all Voting Parity Shares then entitled to exercise similar voting rights, voting as a single class regardless of series, will be entitled to vote for the election of the two additional Trustees at any annual meeting of shareholders or at a special meeting of the holders of the Voting Parity Shares called for that purpose. At any time when such right to elect Trustees separately shall have so vested, we must call such special meeting upon the written request of the holders of record of not less than 20% of the total number of Voting Parity Shares then outstanding. Such special meeting shall be held, in the case of such written request, within 90 days after the delivery of such request, provided that we shall not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of shareholders and the holders of the Voting Parity Shares are offered the opportunity to elect such Trustees at such annual meeting of shareholders. If, prior to the end of the term of any Trustee so elected, a vacancy in the office of such Trustee shall occur by reason of death, resignation, or disability, such vacancy shall be filled for the unexpired term of such former Trustee by the appointment of a new Trustee by the remaining Trustee or Trustees so elected. Whenever dividends in arrears on outstanding Voting Parity Shares shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Voting Parity Shares to elect such additional two Trustees shall cease and the terms of office of such Trustees shall terminate and the number of Trustees constituting our Board of Trustees shall be reduced accordingly.

          The affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of the outstanding Voting Parity Shares entitled to vote on such matters, voting as a single class, will be required to (i) authorize, create, increase the authorized amount of, or issue any shares of any class of Senior Shares or any security convertible into shares of any class of Senior Shares, or (ii) amend, alter or repeal any provision of, or add any provision to, our Declaration of Trust or Bylaws, if such action would materially adversely affect the voting powers, rights or preferences of the holders of the Voting Parity Shares; provided, however, that no such vote of the holders of any particular class or series of the Voting Parity Shares shall be required if, at or prior to the time such amendment, alteration or repeal is to take effect or the issuance of any such Senior Shares or convertible security is to be made, as the case may be, provisions are made for the redemption of all outstanding shares of the respective class or series. The amendment of or supplement to our Declaration of Trust to authorize, create, increase or decrease the authorized amount of or to issue Junior Shares, or any shares of any class or series of Parity Shares shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of the Series E, Series F, Series G and Series H Preferred Shares.

          With respect to the exercise of the above-described voting rights, each Series E, Series F, Series G and Series H Preferred Share has one (1) vote per share, except that when any other class or series of preferred shares shall have the right to vote with the Series E, Series F, Series G and Series H Preferred Shares as a single class, then the holders of each such series and the holders of such other class or series shall have one quarter of one (0.25) vote per $25.00 of liquidation preference.

Conversion

        The Series E, Series F, Series G and Series H Preferred Shares are not convertible into or exchangeable for any other property or securities.

Optional Redemption

        Shares of the Series E, Series F, Series G and Series H Preferred Shares will not be redeemable by us prior to the following dates (except in certain limited circumstances relating to our maintenance of our ability to qualify as a REIT as described in the section entitled "Restrictions on Ownership and Transfer" above and subject to the holder's right to convert such shares prior to such date in the manner as described in the section entitled "Description of Outstanding Preferred Shares—Conversion" above): July 15, 2006 with respect to the Series E Preferred Shares; October 15, 2006 with respect to the Series F Preferred Shares; August 11, 2008 with respect to the Series G Preferred Shares; and December 18, 2008, with respect to the Series H Preferred Shares. On or after these respective dates, we may, at our option, redeem the applicable series of preferred shares, in whole or from time to time in part, at a cash redemption price equal to 100% of the Liquidation Preference, plus all accrued and unpaid dividends, if any, to the redemption date. The redemption price for each series of these preferred shares (other than any portion thereof consisting of accrued and unpaid dividends) will be payable solely with the proceeds from the sale of equity securities by us or our operating partnership (whether or not such sale occurs concurrently with such redemption). For purposes of the preceding sentence, "equity securities" means any common shares, preferred shares, depositary shares, partnership or other interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable at the option of the holder for equity securities (unless and to the extent such debt securities are subsequently converted into equity securities)) or options to purchase any of the foregoing of or in us or our operating partnership.

          In the event of a redemption of any Series E, Series F, Series G or Series H Preferred Shares, if the redemption date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such series of shares called for redemption will be payable on such Dividend Payment Date to the holders of record at the close of business on such dividend record date, and will not be payable as part of the redemption price for such shares. The redemption date will be selected by us and shall not be less than 30 days nor more than 60 days after the date notice of redemption is sent by us. If full cumulative dividends on all outstanding Series E, Series F, Series G or Series H Preferred Shares have not been paid or declared and set apart for payment, no Series E, Series F, Series G or Series H Preferred Shares may be redeemed unless all outstanding shares within the applicable series of preferred shares are simultaneously redeemed and neither we nor any of our affiliates may purchase or acquire shares within the applicable series of preferred shares otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of such series of preferred shares.

          If fewer than all the outstanding shares within the Series E, Series F, Series G or Series H Preferred Shares are to be redeemed, we will select those Series E, Series F, Series G or Series H Preferred Shares to be redeemed pro rata in proportion to the numbers of shares of the applicable series of preferred shares held by holders (with adjustment to avoid redemption of fractional shares) or by lot or in such other manner as the Board of Trustees may determine.

          Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two consecutive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice shall be mailed by us not less than 30 days nor more than 60 days prior to the redemption date to each holder of the applicable series of preferred shares to be redeemed by first class mail, postage prepaid at such holder's address as the same appears on our share records. Any notice which was mailed as described above will be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each notice will state: (i) the redemption date, (ii) the number of preferred shares to be redeemed, (iii) the place or places where certificates for such preferred shares are to be surrendered for cash and (iv) the redemption price payable on such redemption date, including, without limitation, a statement as to whether or not accrued and unpaid dividends will be (x) payable as part of the redemption price or (y) payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described above. From and after the redemption date (unless we default in the payment of our redemption obligation), dividends on the applicable series of preferred shares to be redeemed will cease to accrue, such shares will no longer be deemed to be outstanding and all rights of the holders thereof shall cease (except (a) the right to receive the cash payable upon such redemption without interest thereon and (b) if the redemption date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the right of record holders at the close of business on such record date to receive the dividend payable on such Dividend Payment Date). The full dividend payable on such Dividend Payment Date with respect to such the applicable series of preferred shares called for redemption will be payable on such Dividend Payment Date to the holders of record of such shares at the close of business on the corresponding dividend record date notwithstanding the prior redemption of such shares.

          The Series E, Series F, Series G and Series H Preferred Shares have no stated maturity and are not subject to any sinking fund or mandatory redemption provisions except as provided under "Description of Outstanding Preferred Shares—Restrictions on Ownership and Transfer."

          Subject to applicable law and the limitation on purchases when dividends on the Series E, Series F, Series G and Series H Preferred Shares are in arrears, we may, at any time and from time to time, purchase any Series E, Series F, Series G and Series H Preferred Shares in the open market, by tender or by private agreement.

Issuance of Additional Preferred Shares

        The Board of Trustees has the ability to designate additional series of our preferred shares of beneficial interest by adopting an amendment to the Declaration of Trust designating the terms of such additional series of preferred shares (a "Designating Amendment"). The preferred shares, when issued, will be fully paid and non-assessable. Because our Board of Trustees has the power to establish the preferences, powers and rights of each series of preferred shares, subject to the rights of the holders of the Series E, Series F, Series G and Series H Preferred Shares, our Board may afford the holders of any series of preferred shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of common shares. The issuance of additional series of preferred shares could have the effect of delaying or preventing a change of control that might involve a premium price for shareholders or otherwise be in their best interest. The rights, preferences, privileges and restrictions of the preferred shares of each series will be fixed by the Designating Amendment relating to the new series.

Depositary Shares

        We may, at our option, elect to offer fractional preferred shares, rather than full preferred shares. In the event such option is exercised, we will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to the preferred shares) of a share of that series of preferred shares. The preferred shares represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a preferred share represented by the depositary share, to all the rights and preferences of the preferred share, represented thereby (including dividend, voting, redemption, conversion and liquidation rights). The above description of the depositary shares is only a summary, is not complete and is subject to, and is qualified in its entirety by, the description in the related prospectus supplement and the provisions of the deposit agreement, which will contain the form of depositary receipt. A copy of the deposit agreement will be filed with the SEC as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part.

Restrictions on Ownership and Transfer

        For us to qualify as a REIT (as defined in the Internal Revenue Code of 1986, as amended (the "Code") to include certain entities), our shares of beneficial interest generally must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (under the Code) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). This test is applied by "looking through" certain shareholders which are not individuals (e.g., corporations or partnerships) to determine indirect ownership of us by individuals.

          Our Declaration of Trust contains certain restrictions on the number of our shares of beneficial interest that a person may own, subject to certain exceptions. Our Declaration of Trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Aggregate Share Ownership Limit") of the number or value of our outstanding shares of beneficial interest. In addition, our Declaration of Trust prohibits any person from acquiring or holding, directly or indirectly, in excess of 9.8% of our total outstanding common shares, in value or in number of shares, whichever is more restrictive (the "Common Share Ownership Limit"). Our Board of Trustees, in its sole discretion, may exempt a proposed transferee from the Aggregate Share Ownership Limit and the Common Share Ownership Limit (an "Excepted Holder"). However, our Board of Trustees may not grant such an exemption to any person if such exemption would result in us being "closely held" within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by our Board of Trustees as an Excepted Holder, a person also must not own, directly or indirectly, an interest in a tenant of ours (or a tenant of any entity owned or controlled by us) that would cause us to own, directly or indirectly, more than a 9.9% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of our Board of Trustees that it will not violate the two aforementioned restrictions. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares of stock causing such violation to the Share Trust (as defined below). Our Board of Trustees may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to our Board of Trustees, in its sole discretion, in order to determine or ensure our status as a REIT.

          Our Declaration of Trust further prohibits (i) any person from beneficially or constructively owning our shares of beneficial interest if such ownership would result in us being "closely held" under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (ii) any person from transferring shares of our beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares of the beneficial interest that resulted in a transfer of shares to the Share Trust, is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board of Trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

          If any transfer of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest in us in excess or in violation of the above transfer or ownership limitations (a "Prohibited Owner"), then that number of our shares of beneficial interest, the beneficial or constructive ownership of which otherwise would cause such person to be in excess of the ownership limit (rounded to the nearest whole share), will automatically be transferred to a trust (the "Share Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Prohibited Owner will not acquire any rights in such shares. Such automatic transfer will be deemed to be effective as of the close of business on the Business Day (as defined in our Declaration of Trust) prior to the date of such violative transfer. Shares of beneficial interest held in the Share Trust will be issued and outstanding shares. The Prohibited Owner may not benefit economically from ownership of any shares of beneficial interest held in the Share Trust, may have no rights to dividends and may not possess any other rights attributable to the shares of beneficial interest held in the Share Trust. The trustee of the Share Trust (the "Share Trustee") will have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the Share Trust, which rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares of beneficial interest have been transferred to the Share Trust will be paid by the recipient of such dividend or distribution to the Share Trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the Share Trustee. Any dividend or distribution so paid to the Share Trustee will be held in the Share Trust for the Charitable Beneficiary. The Prohibited Owner will have no voting rights with respect to shares of beneficial interest held in the Share Trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the Share Trust, the Share Trustee will have the authority (at the Share Trustee's sole discretion) to (i) rescind as void any vote cast by a Prohibited Owner prior to the discovery by us that such shares have been transferred to the Share Trust and (ii) recast such vote in accordance with the desires of the Share Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible trust action, then the Share Trustee will not have the authority to rescind and recast such vote.

          Within 20 days after receiving notice from us that shares of beneficial interest have been transferred to the Share Trust, the Share Trustee will sell the shares of beneficial interest held in the Share Trust to a person, designated by the Share Trustee, whose ownership of the shares will not violate the ownership limitations set forth in the Declaration of Trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Share Trustee will distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as described below. The Prohibited Owner will receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Share Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in the Declaration of Trust) of such shares on the day of the event causing the shares to be received by the Share Trustee and (ii) the price per share received by the Share Trustee from the sale or other disposition of the common shares held in the Share Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the Charitable Beneficiary. If, prior to the discovery by us that shares of beneficial interest have been transferred to the Share Trust, such shares are sold by a Prohibited Owner, then (i) such shares will be deemed to have been sold on behalf of the Share Trust and (ii) to the extent that the Prohibited Owner received an amount for shares that exceeds the amount that such Prohibited Owner was entitled to receive as described above, such excess will be paid to the Share Trustee upon demand.

          In addition, shares of beneficial interest held in the Share Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Share Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date we, or our designee, accept such offer. We will have the right to accept such offer until the Share Trustee has sold the shares of beneficial interest held in the Share Trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold will terminate and the Share Trustee will distribute the net proceeds of the sale to the Prohibited Owner.

          All certificates representing the common shares will bear a legend referring to the restrictions described above.

          Every owner of more than 5% (or such other percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, including the common shares, is required to give written notice to us, within 30 days after the end of each taxable year, stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest of us which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner will provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit. In addition, each shareholder will upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

          These ownership limitations could delay, defer or prevent a change in control of us or other transaction that might involve a premium over the then prevailing market price for the common shares or other attributes that the shareholders may consider to be desirable.

Classification or Reclassification of Common Shares or Preferred Shares

        Our Declaration of Trust authorizes the Board of Trustees to reclassify any unissued shares of common or preferred shares into other classes or series of classes of shares and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, in addition to the Series E, Series F, Series G and Series H Preferred Shares, the Board of Trustees could authorize the issuance of other preferred shares with terms and conditions which could also have the effect of delaying, deferring or preventing a change in control of COPT or other transaction that might involve a premium over the then prevailing market price for common shares or other attributes that the shareholders may consider to be desirable.

CERTAIN FEDERAL INCOME TAX MATTERS

        The following summary of certain Federal income tax considerations regarding an investment in the Series J Preferred Shares is based on current law, is for general information only and is not tax advice. This summary supplements the discussion set forth in the accompanying prospectus under the heading "Federal Income Tax Matters." This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances.

          Each prospective purchaser is advised to consult his or her own tax advisor regarding the specific tax consequences to him or her of the purchase, ownership and sale of the Series J Preferred Shares and of our election to be taxed as a REIT, including the Federal, state, local, foreign income and other tax consequences of such purchase, ownership, sale and election, and of potential changes in applicable tax laws.

Distributions on Series J Preferred Shares

        For a discussion of the treatment of dividends and other distributions with respect to the Series J Preferred Shares, see "Federal Income Tax Matters—Taxation of Shareholders" in the accompanying prospectus. In determining the extent to which a distribution with respect to the Series J Preferred Shares constitutes a dividend for tax purposes, our earnings and profits will be allocated, on a pro rata basis, first to distributions with respect to any class of preferred shares, and then to our common shares.

          Pursuant to the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "2003 Tax Act"), "qualified dividend income" received by non-corporate U.S. shareholders will generally be subject to Federal income tax at the rate applicable to long-term capital gains (currently at a maximum rate of 15%). Qualified dividend income generally includes dividends paid by domestic "C" corporations and certain qualified foreign corporations to most non-corporate U.S. shareholders. In general, dividends payable by REITs are not eligible for the reduced tax rate on corporate dividends, except to the extent that certain holding period requirements are met and the REIT's dividends are attributable to dividends received from taxable corporations (such as taxable REIT subsidiaries) or to income that was subject to Federal income tax at the corporate/REIT level (for example, if the REIT distributes taxable income that it had retained and paid tax on in the preceding taxable year). The currently applicable provisions of the Federal income tax laws relating to qualified dividend income are currently scheduled to "sunset," or revert back to prior provisions of law, effective for taxable years beginning after December 31, 2010, at which time the capital gains rate is scheduled to be increased to 20% and the rate applicable to dividends is scheduled to be increased to the tax rate then applicable to ordinary income.

Redemption of Series J Preferred Shares

        A redemption of the Series J Preferred Shares will be treated under Section 302 of the Code as a dividend (to the extent of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as a sale or exchange of the Series J Preferred Shares. The redemption will satisfy such test if it (i) is "substantially disproportionate" with respect to the holder, (ii) results in a "complete termination" of the holder's stock interest in us, or (iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. If a redemption is treated as a sale or exchange, assuming that the redeeming shareholder held his or her Series J Preferred Shares as a capital asset, the redeeming shareholder generally would recognize capital gain, if the redeeming shareholder held such redeemed shares for more than one year, to the extent that the amount received in redemption of such Series J Preferred Shares exceeds such shareholder's adjusted tax basis in the Series J Preferred Shares redeemed. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular holder of the Series J Preferred Shares will depend upon the facts and circumstances as of the time the redemption occurs, prospective investors are advised to consult their own tax advisors to determine such tax treatment.

          If a redemption of the Series J Preferred Shares is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the shareholder. The shareholder's adjusted tax basis in such redeemed Series J Preferred Shares would be transferred to the holder's remaining shareholdings in us. If, however, the shareholder has no remaining shareholdings in us, and such shareholder is not deemed to have completely terminated such shareholder's interest in us due to the application of the constructive ownership rules described above, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

Tax Shelter Regulations

        If a shareholder recognizes a loss upon a subsequent disposition of the Series J Preferred Shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of recently adopted Treasury Regulations involving "reportable transactions" could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these regulations are directed towards "tax shelters," they are written quite broadly, and apply to transactions that would not typically be considered tax shelters. In addition, significant penalties are imposed for failure to comply with these requirements. You should consult your own tax advisors concerning any possible disclosure obligation with respect to the ownership or disposition of the Series J Preferred Shares, or transactions that might be undertaken directly or indirectly by us. Moreover, you should be aware that we and other participants in transactions involving us (including advisors) might be subject to disclosure or other requirements pursuant to these regulations.

Requirements for Qualification as a Taxable REIT Subsidiary

        The discussion under this heading supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying prospectus under the heading "Federal Income Tax Matters—REIT Qualification Requirements—Asset Tests." A corporation will qualify as a "taxable REIT subsidiary" with respect to COPT only if (i) either (x) COPT directly or indirectly owns stock in such corporation and COPT and such corporation jointly make a taxable REIT subsidiary election in accordance with applicable procedures or (y) a taxable REIT subsidiary of COPT owns, directly or indirectly, securities possessing more than 35% of the total voting power of the outstanding securities of such corporation or securities having a value of more than 35% of the total value of the outstanding securities of such corporation and (ii) such corporation does not directly or indirectly (x) operate or manage a lodging or health care facility or (y) provide to any other person (under a franchise, license or otherwise) rights to any brand name under which any lodging facility or health care facility is operated. For purposes of this paragraph, references to a "lodging facility" are to a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis and references to a "health care facility" are to a hospital, nursing facility, assisted living facility, congregate care facility, qualified continuing care facility or other licensed facility which extends medical, nursing or ancillary services to patients.

          In addition to the REIT asset tests described in the accompanying prospectus, COPT will also be subject to a rule that generally requires, for REIT qualification, that, as of the close of each quarter of each taxable year, not more than 20% of COPT's total assets be represented by securities of taxable REIT subsidiaries.

Treatment of Rents from Certain Related Parties for Purposes of REIT Income Tests

        The discussion under this heading supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying prospectus under the heading "Federal Income Tax Matters—REIT Qualification Requirements—Gross Income Tests—The 75% Test." Rents received or accrued from a tenant will not qualify as "rents from real property" for purposes of the 75% gross income test or the 95% gross income test if COPT, or a person owning, actually or under applicable constructive ownership rules, a 10% or greater interest in COPT, directly or constructively owns 10% or more of such tenant, unless (i) such rents are received or accrued from a taxable REIT subsidiary and (ii) either (x) at least 90% of the leased property in respect of which COPT is receiving or accruing such rents is occupied by persons other than taxable REIT subsidiaries of COPT and the amounts paid to COPT by the taxable REIT subsidiary as rents with respect to such property are substantially comparable to rents paid by other tenants of such property or (y) such rents are received in respect of a "qualified lodging facility" where such facility is operated on behalf of the taxable REIT subsidiary by a person who is an "eligible independent contractor" (as such term is defined for purposes of the REIT provisions of the Code).

Amendments to the REIT Rules under the Jobs Act, Gulf Opportunity Zone Act of 2005, and Tax Increase Prevention and Reconciliation Act of 2005

        Subsequent to the filing of the accompanying prospectus, the President signed into law the American Jobs Creation Act of 2004 (the "Jobs Act") and Gulf Opportunity Zone Act of 2005 ("Gulf Act"), and the Tax Increase Prevention and Reconciliation Act of 2005 ("TIPRA and, together with the Jobs Act and the Gulf Act, the "Acts") which amended, among other things, the following federal income tax rules pertaining to REITs.

(1)
In general, to qualify as a REIT, not more than 5% of the value of our assets may consist of the securities of any one issuer, and we may not own more than 10% by vote or value of any one issuer's securities (other than, in each instance, securities of a "taxable REIT subsidiary" or certain other excluded securities, including government securities). If we failed to meet these tests at the end of any quarter and such failure was not cured within 30 days thereafter, we would fail to qualify as a REIT. Pursuant to the Acts, however, if we failed to meet these tests at the end of any quarter and did not cure such failure within 30 days thereafter, we still could avoid disqualification by disposing of sufficient assets or otherwise complying with such asset test within six months of the identification of the failure, provided the failure were due to assets the value of which did not exceed the lesser of 1% of the value of our assets at the end of the relevant quarter and $10,000,000. For violations of any of the other REIT asset tests due to reasonable cause and not due to willful neglect that were larger than this amount, we still could avoid disqualification by taking certain steps including (x) disposing of sufficient assets within six months after the last day of the quarter in which we failed to meet the asset tests or otherwise complying with such asset tests, (y) preparing a schedule for the quarter describing the non- qualifying assets and filing it in accordance with regulations and (z) paying a tax equal to the greater of $50,000 or 35% of the net income generated by the non-qualifying assets. The Gulf Act makes clear that any failure of the asset tests prior to enactment of the Acts may be cured in the aforementioned manners.

(2)
For purposes of the 10% value limitation described above, the Jobs Act expands the straight debt safe harbor with respect to certain contingencies and also provides that certain types of securities are disregarded as securities for purposes of the 10% value test.

(3)
To maintain our qualification as a REIT, we must satisfy annually the following two gross income tests: (1) at least 75% of our gross income must consist, generally, of income derived from investments relating to real property or mortgages on real property or "qualified temporary investment income" and (2) at least 95% of our gross income must consist, generally, of income that is qualifying income for purposes of the 75% gross income test or other types of interest and dividends, gain from the disposition of securities and certain other qualifying income. Effective for our taxable year beginning January 1, 2005, the Jobs Act changes the formula for calculating the tax imposed for certain violations of the 75% and 95% gross income tests, as well as the requirements for availability of the applicable relief provisions for failure to meet such tests.

(4)
Effective for our taxable year beginning January 1, 2005, if we fail to satisfy one or more requirements for REIT qualification (other than the 75% and 95% gross income tests and other than the new rules provided for failures of the asset tests), we can avoid disqualification if our failure is due to reasonable cause and not willful neglect, and we pay a penalty of $50,000 for each such failure.

(5)
Treasury regulations generally provide that a REIT is deemed to own its proportionate share of the partnership's assets and to earn its proportionate share of the partnership's gross income based on its pro rata share of capital interest in the partnership for purposes of the asset and gross income tests applicable to REITs. However, solely for purposes of the 10% value test, described above, the determination of a REIT's interest in partnership assets will be based on the REIT's proportionate interest in any securities issued by the partnership, excluding for these purposes, certain excluded securities as described in the Internal Revenue Code.

(6)
For our taxable year ended December 31, 2004, to the extent that we entered into hedging transactions to reduce our interest rate risk on indebtedness incurred to acquire or carry real estate assets, any income or gain from the disposition of hedging transactions should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. For our taxable year beginning January 1, 2005, except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into in the normal course of our business primarily to manage risk of interest rate or price changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of the 95% gross income test (and will constitute non-qualifying income for purposes of the 75% gross income test).

(7)
Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), a distribution made by us to a non-U.S. stockholder, to the extent attributable to gains from dispositions of United States real property interests ("USRPI") held by us directly or through pass-through subsidiaries ("USRPI capital gains"), will be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. federal income tax at the rates applicable to U.S. stockholders, without regard to whether the distribution is designated as a capital gain dividend. In addition, we will be required to withhold tax equal to 35% of the amount of capital gain dividends. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. However, the 35% withholding tax will not apply to any capital gain dividend with respect to any class of our stock which is regularly traded on an established securities market located in the United States if the non-U.S. stockholder did not own more than 5% of such class of stock at any time during the taxable year. Instead any capital gain dividend will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits, subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Also, the branch profits tax will not apply to such a distribution.

(8)
As described in the discussion set forth in the accompanying prospectus under the heading "Federal Income Tax Matters," gain recognized by a Non-U.S. Shareholder upon a sale of COPT's shares of beneficial interest generally will not be subject to United States taxation so long as COPT is a "domestically controlled REIT." COPT believes that it is and will continue to be a "domestically controlled REIT" and therefore, that the sale of COPT's shares of beneficial interest will not be subject to taxation under FIRPTA. However, because COPT's shares of beneficial interest are publicly traded, no assurance can be given that COPT will continue to be a "domestically controlled REIT." Notwithstanding the foregoing, recent changes made by TIPRA require certain Non-U.S. Shareholders to pay a FIRPTA tax on any distributions that they would otherwise have avoided by participating in certain "wash sale" transactions. These rules will only apply to Non-U.S. Shareholders who owned more than 5 percent of any class of COPT's publicly traded shares during the one-year period ending on the date of the distribution.

          The foregoing is a non-exhaustive list of changes made to the REIT rules by the Acts. You should consult your tax advisor concerning the changes made by the Acts to the Federal income tax laws governing REITs, as well as the Federal, state, local and foreign tax consequences of the ownership and disposition of the Series J Preferred Shares.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representative Wachovia Capital Markets, LLC, have severally agreed to purchase from us the following respective number of Series J Preferred Shares at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriter	Number of Series J Preferred Shares
Wachovia Capital Markets, LLC
A.G. Edwards & Sons, Inc.
RBC Dain Rauscher Inc.
Stifel, Nicolaus & Company, Incorporated
Robert W. Baird & Co. Incorporated
Total

          The underwriting agreement provides that the obligations of the several underwriters to purchase the Series J Preferred Shares offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the Series J Preferred Shares offered by this prospectus supplement, other than those covered by the over-allotment option described below, if any of these shares are purchased.

          The underwriters initially propose to offer the Series J Preferred Shares to the public at the public offering price set forth on the cover of this prospectus supplement and to dealers at a price that represents a concession not in excess of $                      per share under the public offering price. The underwriters may allow, and these dealers may re-allow, a concession of not more than $                      per share to other dealers. After the initial offering of the Series J Preferred Shares, the offering price and other selling terms may be varied by the underwriters from time to time.

          We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus supplement, to purchase up to 300,000 additional Series J Preferred Shares at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the Series J Preferred Shares offered by this prospectus supplement. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to conditions, to purchase approximately the same percentage of these additional Series J Preferred Shares as the number of Series J Preferred Shares to be purchased by it in the above table bears to the 2,000,000 Series J Preferred Shares offered by this prospectus supplement. We will be obligated, pursuant to the option, to sell these additional Series J Preferred Shares to the underwriters to the extent the option is exercised. If any additional Series J Preferred Shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the 2,000,000 shares are being offered.

          The following table shows the per share and total public offering price, underwriting discount and proceeds, before expenses, to us, assuming either no exercise or full exercise by the underwriters of their over-allotment option.

		Total Fee
	Per Share	Without Exercise of Over-Allotment Option	With Full Exercise of Over-Allotment Option
Public offering price	$25.0000	$	$
Underwriting discount and commission	$0.7875	$	$
Proceeds to us	$24.2125	$	$

          In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $226,500.

          We intend to file an application to list the Series J Preferred Shares on the NYSE under the symbol "OFCPrJ." We expect trading of the Series J Preferred Shares on the NYSE, if listing is approved, to commence within 30 days after the initial delivery of the shares. The underwriters have advised us that they intend to make a market in the shares prior to the commencement of trading on the NYSE. The underwriters will have no obligation to make a market in the Series J Preferred Shares, however, and may cease market making activities, if commenced, at any time.

          We and our operating partnership have agreed to indemnify the underwriters against some specified types of liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

          We have agreed, subject to limited exceptions, that we will not offer, sell, contract to sell or otherwise dispose of, any of our preferred securities that are substantially similar to the Series J Preferred Shares, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, any such substantially similar securities without the prior written consent of the Wachovia Capital Markets, LLC, for a period of 60 days after the delivery date of the Series J Preferred Shares.

          In connection with the offering, the underwriters may purchase and sell our Series J Preferred Shares in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions.

  •
  Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are sales made in an amount not greater than the underwriters' option to purchase additional Series J Preferred Shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

  •
  Naked short sales are any sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the shares in the open market prior to completion of the offering.

  •
  Stabilizing transactions consist of various bids for or purchases of our Series J Preferred Shares made by the underwriters in the open market prior to the completion of the offering.

  •
  The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

  •
  Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market price of our Series J Preferred Shares. Additionally, these purchases, along with the imposition of a penalty bid, may stabilize, maintain or otherwise affect the market price of our Series J Preferred Shares. As a result, the price of our Series J Preferred Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise and may be discontinued at any time.

          This prospectus supplement and the accompanying prospectus in electronic format are being made available on Internet web sites maintained by one or more of the underwriters of this offering. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on any underwriter's web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus supplement and the accompanying prospectus or the registration statement of which the prospectus supplement and the accompanying prospectus.

          We expect that delivery of the Series J Preferred Shares will be made against payment therefor on or about July    , 2006, which will be the fifth business day following the date hereof (this settlement cycle being referred to as "T+5"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series J Preferred Shares on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the Series J Preferred Shares initially will settle in T+5 to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

          Wachovia Capital Markets, LLC and its affiliates and one or more other underwriters have from time to time provided, and may in the future provide, various investment banking, commercial banking, financial advisory and other services for us for which they have received or will receive customary fees and expenses. Wachovia Capital Markets, LLC and its affiliates and one or more other underwriters may, from time to time, engage in other transactions with us and perform other services for us in the ordinary course of their businesses. In particular, an affiliate of Wachovia Capital Markets, LLC is a lender under our unsecured revolving credit facility. As described above, we intend to use net proceeds from this offering to repay borrowings outstanding under our unsecured revolving credit facility. Because an affiliate of Wachovia Capital Markets, LLC is a lender under our unsecured revolving credit facility, that affiliate will receive a portion of the net proceeds from this offering through the repayment of those borrowings.

EXPERTS

        The financial statements and management's assessment of the effectiveness of the internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K of Corporate Office Properties Trust for the year ended December 31, 2005 and the audited Historical Summaries of Revenue and Certain Expenses included on page F-8 of Corporate Office Properties Trust's Current Report on Form 8-K dated April 3, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        Certain legal matters in connection with the Series J Preferred Shares offered hereby will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania and Saul Ewing LLP, Baltimore, Maryland and for the underwriters by Clifford Chance US LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-3 with the SEC in connection with this offering. In addition, we file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents filed by us at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's Internet site at http://www.sec.gov. Our reference to the SEC's Internet site is intended to be an inactive textual reference only.

          This prospectus supplement and the accompanying prospectus do not contain all of the information included in the registration statement. If a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts or other documents, the reference may not be complete and you should refer to the exhibits that are a part of or incorporated by reference in the registration statement for a copy of the contract or document.

          The SEC allows us to "incorporate by reference" into this prospectus supplement the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus supplement. Later information filed with the SEC will update and supersede this information.

          We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended until this offering is completed:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2005;

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006; and

  •
  Our Current Reports on Form 8-K filed with the SEC on April 3, 2006, April 11, 2006, June 1, 2006 and July 6, 2006.

          You may request a copy of these filings, at no cost, by contacting Mary Ellen Fowler, Vice President, Finance and Investor Relations, Corporate Office Properties Trust, 8815 Centre Park Drive, Suite 400, Columbia, Maryland 21045, by telephone at 410-992-7324, by facsimile at 410-740-1174. We will be moving on July 17, 2006 to 6711 Columbia Gateway Drive, Columbia, Maryland 21046 and our telephone number will be (443) 285-5400. You can contact us by e-mail at maryellen.fowler@copt.com or by visiting our website, www.copt.com. The information contained on our website is not part of this prospectus supplement. Our reference to our website is intended to be an inactive textual reference only.

PROSPECTUS

CORPORATE OFFICE PROPERTIES TRUST
$400,000,000
COMMON SHARES OF BENEFICIAL INTEREST
PREFERRED SHARES OF BENEFICIAL INTEREST
DEPOSITARY SHARES
WARRANTS

This prospectus relates to common shares of beneficial interest, preferred shares of beneficial interest, depositary shares representing interests in preferred shares and warrants to purchase common shares and/or preferred shares, or any combination of these securities, that we may sell from time to time in one or more offerings. The aggregate public offering price of the securities we may sell in these offerings will not exceed $400,000,000. We will provide the specific terms and conditions of these sales and the securities offered in supplements to this prospectus prepared in connection with each offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and each applicable prospectus supplement carefully before you invest in the securities. The securities may be offered directly, through agents on our behalf to or through underwriters.

Our common shares are listed on the New York Stock Exchange under the symbol "OFC." We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system, or over-the-counter market. If we decide to seek listing of any such securities, a prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

Investing in our securities involves risks. See "Risk Factors" beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 22, 2003.

        The terms "COPT," "Company," "we," "our" and "us" refer to Corporate Office Properties Trust and its subsidiaries, including Corporate Office Properties, L.P., which we refer to as our operating partnership, Corporate Office Management, Inc. ("COMI"), Corporate Development Services, LLC, Corporate Office Services, LLC, Corporate Realty Management, LLC and Corporate Cooling & Controls, LLC, unless the context suggests otherwise. The term "you" refers to a prospective investor.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process, which enables us, from time to time, to offer and sell in one or more offerings common shares, preferred shares, depositary shares and warrants to purchase common shares and/or preferred shares or any combination of these securities. The aggregate public offering price of the securities we sell in these offerings will not exceed $400,000,000. This prospectus contains a general description of the securities that we may offer. Each time we sell any securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement, together with the additional information described below under the heading "Where You Can Find More Information," before you decide whether to invest in the securities.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference in this prospectus contain "forward-looking" statements, as defined in the Private Securities Litigation Reform Act of 1995, that are based on our current expectations and estimates about future events and financial trends affecting our business. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are not guarantees of future performance, events or results and involve potential risks and uncertainties. Accordingly, actual results may differ materially from those addressed in the forward-looking statements. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

        Important factors that may affect these expectations, estimates or projections include, but are not limited to:

  •
  our ability to borrow on favorable terms;

  •
  general economic and business conditions, which will, among other things, affect office property demand and rents, tenant creditworthiness, interest rates and financing availability;

  •
  adverse changes in the real estate markets including, among other things, competition with other companies;

  •
  risks relating to real estate acquisitions and development;

  •
  governmental actions and initiatives;

  •
  environmental requirements; and

  •
  the other factors described in this prospectus beginning on page 3 under the heading "Risk Factors."

SUMMARY

        This summary highlights selected information about us. Because it is a summary, it does not contain all of the information that you should consider before reaching an investment decision. To understand us and the securities that may be offered pursuant to this prospectus, you should read the entire prospectus carefully, especially the "Risk Factors" section beginning on page 3 and the documents we refer you to in the section called "Where You Can Find More Information" beginning on page 39.

Our Company

        We are a fully-integrated and self-managed real estate investment trust, or REIT, that focuses on the ownership, management, leasing, acquisition and development of suburban office properties located in the Mid-Atlantic region. Our strategy is to operate in select, demographically strong submarkets where we can achieve operating synergies and key competitive advantages, including attracting high quality tenants and securing acquisition and development opportunities. As of June 30, 2003, we owned 113 operating properties, including three properties owned through joint ventures, encompassing 9.5 million square feet.

        We focus on leasing our office properties to large, financially sound entities with significant, long-term space requirements. As of June 30, 2003, our portfolio was 92.0% leased. Our top twenty tenants, which represented 63.2% of our total annualized revenue as of June 30, 2003 had a weighted average lease term of 5.9 years and an average lease size of 58,544 square feet.

        We believe our extensive experience, market knowledge and network of industry contacts within the Mid-Atlantic region provide us with an important competitive advantage in establishing, maintaining and enhancing our prominence within our targeted submarkets. Our six executive officers have an average of 26 years of real estate experience, specifically in the Mid-Atlantic region. In addition, as of June 30, 2003, our executive officers and trustees collectively owned 22.0% of our common equity interests, on a fully diluted basis.

        We are organized as a REIT under the laws of the State of Maryland. Our principal executive offices are located at 8815 Centre Park Drive, Suite 400, Columbia, Maryland 21045 and our telephone number is (410) 730-9092.

Recent Developments

        Since the quarter ended June 30, 2003, we completed the following transactions:

  •
  acquired a five office property portfolio in Northern Virginia on July 25 2003, which was 96.3% occupied as of June 30, 2003 and contains 433,814 square feet, for $75.5 million. We funded this acquisition using proceeds from a $45.0 million mortgage loan, $30.0 million in borrowings under our secured revolving credit facility and cash reserves for the balance. The $45.0 million mortgage loan closed simultaneously with the acquisition, bears interest at an annual rate of LIBOR plus 2.0% and matures in July 2004, subject to our ability to extend the maturity date pursuant to two six-month extension options.

  •
  sold 2,200,000 shares of our 8% Series G Cumulative Redeemable Preferred Shares in an underwritten public offering, raising $53.2 million in net proceeds. We used the net proceeds from this offering plus cash reserves to repay $58.0 million in borrowings under our $150.0 million secured revolving credit facility.

RISK FACTORS

        You should carefully consider the risks and uncertainties described below before purchasing our securities. While our most significant risks and uncertainties are described below, these are not the only risks that we face. If any of the following actually occurs, our business, financial condition or operating results could be materially harmed, the trading price of our securities, to the extent such securities are listed on any exchange, inter-dealer quotation system or over-the-counter market, could decline and you may lose all or part of your investment. In addition to the risks and uncertainties described below, you should carefully consider all of the information in this prospectus and the documents we refer you to in the section in this prospectus called "Where You Can Find More Information."

We may suffer adverse consequences as a result of our reliance on rental revenues for our income.

        We earn revenue from renting our properties. Our operating costs do not necessarily fluctuate in relation to changes in our rental revenue. This means that our costs will not necessarily decline and may increase even if our revenues decline.

        For new tenants or upon lease expiration for existing tenants, we generally must make improvements and pay other tenant-related costs for which we may not receive increased rents. We also make building-related capital improvements for which tenants may not reimburse us.

        If our properties do not generate revenue sufficient to meet our operating expenses and capital costs, we may have to borrow additional amounts to cover these costs. In such circumstances, we would likely have lower profits or possibly incur losses. We may also find in such circumstances that we are unable to borrow to cover such costs, in which case our operations could be adversely affected. Moreover, there may be less or no cash available for distributions to our shareholders.

Adverse developments concerning some of our key tenants could have a negative impact on our revenue.

        As of June 30, 2003, twenty tenants accounted for approximately 63.2% of our total annualized rental revenue, and five of these tenants accounted for approximately 36.0% of our total annualized rental revenue. Information regarding our five largest tenants is set forth below:

Tenant	Total Annualized Rental Revenue at June 30, 2003	Percentage of Total Annualized Rental Revenue	Number of Buildings in Which Tenant Leased Space
	(in thousands)
United States Government(1)	$22,104	13.6%	21
Computer Sciences Corporation(2)	10,600	6.5%	3
AT&T Local Services(2)	9,100	5.6%	6
VeriSign, Inc.(3)	8,985	5.5%	1
Unisys(4)	7,593	4.7%	3

(1)
Generally, the leases with the United States Government provide for one-year terms or provide for early termination rights. The United States Government may terminate its leases if, among other reasons, the United States Congress fails to provide funding. Congress has appropriated funds for these leases through September 2003.

(2)
Includes affiliated companies and organizations.

(3)
VeriSign, Inc. has the right to terminate the lease with respect to a maximum of 232,268 rentable square feet at designated times from June 2005 through September 2006.

(4)
Unisys subleases some of its space to Merck and Co., Inc. Revenue from this subleased space is not included in total annualized rental revenue for Unisys.

        If any of our five largest tenants fail to make rental payments to us, or if the United States Government elects to terminate several of its leases and the space cannot be re-leased on satisfactory terms, there would be an adverse effect on our financial performance and ability to make distributions to our shareholders.

        We classify the revenue from our leases into industry groupings based solely on management's knowledge of the tenants' operations in leased space. Occasionally, classifications require subjective and complex judgments. For example, we have a tenant that is considered by many to be in the computer industry; however, since the nature of that tenant's operations in the space leased from us is focused on providing service to the United States Government's defense department, we classify the revenue we earn from the lease as United States Government defense/defense contractor industry revenue. We do not use independent sources such as Standard Industrial Classification codes for classifying our revenue into industry groupings and if we did, the resulting groupings would be materially different. As of June 30, 2003, the United States defense industry (comprised of the United States Government and defense contractors) accounted for approximately 39.2% of our total annualized rental revenue. Most of the 13.6% of our total annualized rental revenue that we derived from leases with agencies of the United States Government as of June 30, 2003 is included in the 39.2% of our total annualized revenue from the United States defense industry.

        We have become increasingly reliant on defense industry tenants, particularly due to the increased activity in that sector following the events of September 11, 2001. Furthermore, we expect that the percentage of our total annualized rental revenue derived from the defense industry will continue to increase. A reduction in government spending for defense could affect the ability of these tenants to fulfill lease obligations or decrease the likelihood that these tenants will renew their leases. In the case of the United States Government, a reduction in government spending could result in the early termination of leases. Such occurrences could have an adverse effect on our results of operations, financial condition, cash flows and ability to make distributions to our shareholders.

We rely on the ability of our tenants to pay rent and would be harmed by their inability to do so.

        Our performance depends on the ability of our tenants to fulfill their lease obligations by paying their rental payments in a timely manner. We believe that the recent economic slowdown in the United States has, and could continue to, adversely affect a number of our tenants. In addition, as noted above, we rely on a few major tenants for a large percentage of our total rental revenue. If one of our major tenants, or a number of our smaller tenants, were to experience financial difficulties, including bankruptcy, insolvency or general downturn of business, there could be an adverse effect on our financial performance and distributions to shareholders.

Our properties are geographically concentrated in the Mid-Atlantic region, particularly in the Baltimore/Washington corridor. We believe that our occupancy rates have been affected as a result of adverse conditions in that region, as well as in the United States generally, and we may suffer economic harm if these conditions continue.

        All of our properties are located in the Mid-Atlantic region of the United States. As of June 30, 2003, our properties located in the Baltimore/Washington corridor accounted for 55.3% of our total annualized rental revenue. Our properties are also typically concentrated in office parks in which we own most of the properties. Consequently, we do not have a broad geographic distribution of our properties. As a result, a decline in the real estate market or general economic conditions in the Mid-Atlantic region, the Baltimore/Washington corridor or the office parks in which our properties are located could have an adverse effect on our financial position, results of operations, cash flows and ability to make distributions to our shareholders.

        We believe that the recent economic slowdown in the United States has adversely affected occupancy rates in the Mid-Atlantic region and our properties and, in turn, led to downward pressure on rental rates. Occupancy in our portfolio decreased from 94.1% at June 30, 2002 to 91.6% at June 30, 2003; this decrease reflected a somewhat larger decline in our Baltimore/Washington corridor properties, where occupancy decreased from 93.3% at June 30, 2002 to 90.3% at June 30, 2003. Lower occupancy rates and the resulting increased competition for tenants in our operating regions placed downward pressure on rental rates in most of these regions, a trend that we believe will affect us further as we attempt to lease vacant space and renew leases scheduled to expire on occupied space. If occupancy rates in our regions do not improve or further decline, we may have difficulty leasing both existing vacant space and space associated with future lease expirations at rental rates that are sufficient to meet our short term capital needs, which could adversely affect our financial position, results of operations, cash flows and ability to make distributions to shareholders.

We would suffer economic harm if we were unable to renew our leases on favorable terms.

        When leases for our properties expire, our tenants may not renew or may renew on terms less favorable to us than the terms of their original leases. If a tenant leaves, we can expect to experience a vacancy for some period of time as well as higher capital costs than if a tenant renews. As a result, our financial performance and ability to make distributions to our shareholders could be adversely affected if we experience a high volume of tenant departures at the end of their lease terms. Set forth below are the percentages of total annualized rental revenue as of June 30, 2003 that were subject to scheduled lease expirations for the six month period from July 1, 2003 through December 31, 2003 and in each of the next four calendar years:

2003 (from July 1, 2003)	2.3%
2004	9.4%
2005	11.0%
2006	11.1%
2007	15.0%

        Our government leases generally provide for early termination rights; the percentages reported above assume no exercise of such early termination rights. Government leases that provide for early termination rights accounted for 13.6% of our total annualized rental revenue at June 30, 2003.

We may not be able to compete successfully with other entities that operate in our industry.

        The commercial real estate market is highly competitive. We compete for the purchase of commercial property with many entities, including other publicly traded commercial REITs. Many of our competitors have substantially greater financial resources than we do. If our competitors prevent us from buying properties that we target for acquisition, we may not be able to meet our property acquisition and development goals. Moreover, numerous commercial properties compete for tenants with our properties. Some of the properties competing with ours may have newer or more desirable locations, or the competing properties' owners may be willing to accept lower rates than are acceptable to us. Competition for property acquisitions, or for tenants in properties that we own, could have an adverse effect on our financial performance and distributions to our shareholders.

We may be unable to execute our plans to develop and construct additional properties.

        Although the majority of our investments are in currently leased properties, we also develop and construct properties, including some that are not fully pre-leased. When we develop and construct properties, we assume the risk that actual costs will exceed our budgets, that we will experience construction or development delays and that projected leasing will not occur, any of which could adversely affect our financial performance and our ability to make distributions to our shareholders. In addition, we generally do not obtain construction financing commitments until the development stage of a project is complete and construction is about to commence. We may find that we are unable to obtain financing needed to continue with the construction activities for such projects.

We may suffer economic harm as a result of the actions of our joint venture partners.

        We invest in certain entities in which we are not the exclusive investor or principal decision maker. As of June 30, 2003, we owned a total of 113 properties, three of which were held through joint ventures. Aside from our inability to unilaterally control the operations of these joint ventures, our investments entail the additional risks that (1) the other parties to these investments may not fulfill their financial obligations as investors, in which case we may need to fund such parties' share of additional capital requirements and (2) the other parties to these investments may take actions that are inconsistent with our objectives, either of which could have an adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our shareholders.

We are subject to possible environmental liabilities.

        We are subject to various federal, state and local environmental laws. These laws can impose liability on property owners or operators for the costs of removal or remediation of hazardous substances released on a property, even if the property owner was not responsible for the release of the hazardous substances. Costs resulting from environmental liability could be substantial. The presence of hazardous substances on our properties may also adversely affect occupancy and our ability to sell or borrow against those properties. In addition to the costs of government claims under environmental laws, private plaintiffs may bring claims for personal injury or other reasons. Additionally, various laws impose liability for the costs of removal or remediation of hazardous substances at the disposal or treatment facility. Anyone who arranges for the disposal or treatment of hazardous substances at such a facility is potentially liable under such laws. These laws often impose liability on an entity even if the facility was not owned or operated by the entity.

Real estate investments are illiquid, and we may not be able to sell our properties on a timely basis when we determine it is appropriate to do so.

        Equity real estate investments such as our properties are relatively difficult to sell and convert to cash quickly, especially if market conditions are depressed. Such illiquidity will tend to limit our ability to vary our portfolio of properties promptly in response to changes in economic or other conditions. Moreover, under certain circumstances, the Internal Revenue Code imposes certain penalties on a REIT that sells property held for less than four years. In addition, for certain of our properties that we acquired by issuing units in our operating partnership, we are restricted for a certain period of time from entering into transactions (such as the sale or refinancing of the acquired property) that will result in a taxable gain to the sellers without the sellers' consent. Due to all of these factors, we may be unable to sell a property at an advantageous time.

Our methodology for accounting for property acquisitions with in-place leases may be affected by future interpretive guidance issued by the SEC, which could have an adverse impact on our operating results and our funds from operations.

        We believe that the SEC has expressed concerns regarding the application by many public companies of Financial Accounting Standards Board ("FASB") Statement No. 141, Business Combinations, to acquisitions of properties with in-place leases. We further believe that the SEC is in the process of proposing additional interpretive guidance relating to the application of Statement No. 141. While we believe that our current approach to accounting for property acquisitions is consistent with the current methodology suggested by FASB under Statement No. 141, as well as with industry-wide practice, any additional interpretive guidance issued by the SEC regarding Statement

No. 141 may result in a modification of our accounting for property acquisitions, which modification could have an adverse impact on our operating results and determination of funds from operations, or FFO.

We are subject to other possible liabilities that would adversely affect our financial position and cash flows.

        Our properties may be subject to other risks related to current or future laws, including laws benefiting disabled persons, and state or local laws relating to zoning, construction and other matters. These laws may require significant property modifications in the future for which we may not have budgeted and could result in the levy of fines against us. In addition, although we believe that we adequately insure our properties, we are subject to the risk that our insurance may not cover all of the costs to restore a property that is damaged by a fire or other catastrophic events, including acts of war or terrorism. The occurrence of any of these events could have an adverse effect on our financial condition, results of operations, cash flows and ability to make distributions to our shareholders.

As a result of the September 11, 2001 terrorist attacks, we may be subject to increased costs of insurance and limitations on coverage.

        Our portfolio of properties is insured for losses under our property, casualty and umbrella insurance policies through September 2003. Due largely to the terrorist attacks on September 11, 2001, the insurance industry has changed its risk assessment approach and cost structure. We renew our insurance policies on an annual basis, and experienced an increase in our policy premiums in October 2002, at which time we maintained our coverage relating to terrorism. Continuing changes in the insurance industry may increase the cost of insuring our properties and decrease the scope of insurance coverage, either of which could adversely affect our financial position and operating results.

We may suffer adverse effects as a result of the indebtedness that we carry and the terms and covenants that relate to this debt.

        Our strategy is to operate with higher debt levels than most REITs. However, these high debt levels could make it difficult to obtain additional financing when required and could also make us more vulnerable to an economic downturn. Most of our properties have been mortgaged to collateralize indebtedness. In addition, we rely on borrowings to fund some or all of the costs of new property acquisitions, construction and development activities and other items. Our organizational documents do not limit the amount of indebtedness that we may incur.

        As of June 30, 2003, our total outstanding debt was $736.1 million, and our debt to undepreciated book value of real estate assets was 60.4%. We define debt to undepreciated book value of real estate assets as mortgage loans payable divided by gross investment in real estate as computed by adding accumulated depreciation to the net investment in real estate as presented on our balance sheet. Our debt to total market capitalization was 49.4% based upon the $16.93 closing per share market price of our common shares on June 30, 2003. Total market capitalization is the sum of (1) total debt, (2) the value of all outstanding common shares and common units in our operating partnership not owned by us at the $16.93 market price and (3) the total liquidation value of preferred shares.

        Payments of principal and interest on our debt may leave us with insufficient cash to operate our properties or pay distributions to our shareholders as required to maintain our qualification as a REIT. We are also subject to the risks that:

  •
  we may not be able to refinance our existing indebtedness or refinance on terms as favorable as the terms of our existing indebtedness;

  •
  certain debt agreements of our operating partnership could restrict the ability of our operating partnership to make cash distributions to us, which could result in reduced distributions to our shareholders or the need to incur additional debt to fund these distributions; and

  •
  if we are unable to pay our debt service on time or are unable to comply with restrictive financial covenants in certain of our mortgage loans, our lenders could foreclose on our properties securing such debt and in some cases other properties and assets that we own.

        A number of our loans are cross-collateralized, which means that separate groups of properties from our portfolio secure each of these loans. More importantly, many of our loans are cross-defaulted, which means that failure to pay interest or principal on any of our loans will create a default on certain of our other loans. Any foreclosure of our properties would result in loss of income and asset value that would negatively affect our financial condition, results of operations, cash flows and ability to make distributions to our shareholders. In addition, if we are in default and the value of the properties securing a loan is less than the loan balance, the lender may require payment from our other assets.

        We use interest rate swap agreements to reduce the impact of changes in interest rates. As of June 30, 2003, we had two interest rate swap agreements in place, each of which is for a notional amount of $50.0 million. These agreements expire in January 2004 and January 2005. Decreases in interest rates would result in increased interest payments due under interest rate swap agreements in place and could result in the Company recognizing a loss and remitting a payment to unwind such agreements. As of June 30, 2003, approximately 32.9% of our total debt had variable interest rates, excluding effects of the outstanding interest rate swap agreements. This percentage decreases to 19.3% when including the effect of the interest rate swap agreements in effect at June 30, 2003. If short-term interest rates were to rise, our debt service payments on adjustable rate debt would increase, which would lower our net income and could decrease our distributions to our shareholders.

        We must refinance our mortgage debt in the future. Our scheduled debt payments for the six month period from July 1, 2003 through December 31, 2003 and in each of the next four calendar years, including maturities, are as follows:

Year	Amount (in thousands)
2003 (from July 1, 2003)	$59,925	(1)
2004	185,256	(2)
2005	69,611	(3)
2006	73,281
2007	65,898

(1)
Includes a $36.0 million maturity in November, which may be extended for a one-year period, subject to certain conditions.

(2)
Includes maturities of $89.0 million in March and $25.8 million in August, each of which may be extended for a one-year period, subject to certain conditions.

(3)
Includes a $40.0 million maturity in January, which may be extended for two six-month periods, subject to certain conditions.

        Our operations likely will not generate enough cash flow to repay some or all of this debt without additional borrowings or new equity financings. If we cannot refinance our debt, extend the repayment dates, or raise additional equity prior to the date when our debt matures, we would default on our existing debt, which would have an adverse effect on our financial position, results of operations, cash flows and ability to make distributions to our shareholders.

We may be unable to continue to make shareholder distributions at expected levels.

        We intend to make regular quarterly cash distributions to our shareholders. However, distribution levels depend on a number of factors, some of which are beyond our control.

        Our loan agreements contain provisions that could restrict future distributions. Our ability to sustain our current distribution level will also be dependent, in part, on other matters including:

  •
  continued property occupancy and timely payment by tenants of rent obligations;

  •
  the amount of future capital expenditures and expenses relating to our properties;

  •
  the level of leasing activity and future rental rates;

  •
  the strength of the commercial real estate market;

  •
  competition;

  •
  the costs of compliance with environmental and other laws;

  •
  our corporate overhead levels;

  •
  the amount of uninsured losses; and

  •
  our decision to reinvest in operations rather than distribute available cash.

        In addition, we can make distributions to the holders of our common shares only after we make preferential distributions to holders of our preferred shares.

Our ownership limits are important factors that may prevent a change of control or otherwise affect the ownership of our common and preferred shares.

        Our Declaration of Trust limits ownership of our common shares by any single shareholder to 9.8% of the number of the outstanding common shares or 9.8% of the value of the outstanding common shares, whichever is more restrictive. Our Declaration of Trust also limits ownership by any single shareholder of our common and preferred shares in the aggregate to 9.8% of the aggregate value of the outstanding common and preferred shares. We call these restrictions the "Ownership Limit." Our Declaration of Trust allows our Board of Trustees to exempt shareholders from the Ownership Limit, and our Board of Trustees has exempted the foreign trust owning all of our 4% Series D Cumulative Convertible Redeemable Preferred Shares from the Ownership Limit.

Our Declaration of Trust includes other provisions that may prevent or delay a change of control.

        Subject to the requirements of the New York Stock Exchange, our Board of Trustees has the authority, without shareholder approval, to issue additional securities on terms that could delay or prevent a change in control. In addition, our Board of Trustees has the authority to reclassify any of our unissued common shares into preferred shares. Our Board of Trustees may issue preferred shares with such preferences, rights, powers and restrictions as our Board of Trustees may determine, which could also delay or prevent a change in control.

Our Board of Trustees is divided into three classes of Trustees, which could delay a change of control.

        Our Declaration of Trust divides our Board of Trustees into three classes. The term of one class of the Trustees expires each year, at which time a successor class is elected for a term ending at the third succeeding annual meeting of shareholders. Such staggered terms make it more difficult for a third party to acquire control of us.

The Maryland business statutes also impose potential restrictions on a change of control of our company.

        Various Maryland laws may have the effect of discouraging offers to acquire us, even if the acquisition would be advantageous to shareholders. Our bylaws exempt us from such laws, but our Board of Trustees can change our bylaws at any time to make these provisions applicable to us.

Our failure to qualify as a REIT would have adverse tax consequences.

        We believe that since 1992 we have qualified for taxation as a REIT for federal income tax purposes. We plan to continue to meet the requirements for qualification taxation as a REIT. Many of these requirements, however, are highly technical and complex. The determination that we are a REIT requires an analysis of various factual matters and circumstances that may not be totally within our control. For example, to qualify as a REIT, at least 95% of our gross income must come from certain sources that are itemized in the REIT tax laws. We are also required to distribute to shareholders at least 90% of our REIT taxable income (excluding capital gains). The fact that we hold most of our assets through our operating partnership and its subsidiaries further complicates the application of the REIT requirements. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, Congress and the IRS might make changes to the tax laws and regulations, and the courts might issue new rulings that make it more difficult, or impossible for us to remain qualified as a REIT.

        If we fail to qualify as a REIT, we would be subject to federal income tax at regular corporate rates. Also, unless the IRS granted us relief under certain statutory provisions, we would remain disqualified as a REIT for four years following the year we first fail to qualify. If we fail to qualify as a REIT, we would have to pay significant income taxes and would therefore have less money available for investments or for distributions to our shareholders. This would likely have a significant adverse effect on the value of our securities. In addition, we would no longer be required to make any distributions to our shareholders.

We have certain distribution requirements that reduce cash available for other business purposes.

        As a REIT, we must distribute 90% of our annual taxable income (excluding capital gains), which limits the amount of cash we have available for other business purposes, including amounts to fund our growth. Also, it is possible that because of the differences between the time that we actually receive revenue or pay expenses and the period we report those items for distribution purposes, we may have to borrow funds on a short-term basis to meet the 90% distribution requirement. We may become subject to tax liabilities that adversely affect our operating cash flow and available cash for distribution to shareholders.

A number of factors could cause our security prices to decline.

        As is the case with any publicly-traded securities, certain factors outside of our control could influence the value of our common and preferred shares. These conditions include, but are not limited to:

  •
  market perception of REITs in general and office REITs in particular;

  •
  market perception of REITs relative to other investment opportunities;

  •
  the level of institutional investor interest in our company;

  •
  general economic and business conditions;

  •
  prevailing interest rates; and

  •
  market perception of our financial condition, performance, dividends and growth potential.

        Generally, REITs are tax-advantaged relative to C corporations because they are not subject to corporate-level federal income tax on income that they distribute to shareholders. However, Congress recently made changes to the tax laws and regulations that could make it less advantageous for investors to invest in REITs. The Jobs and Growth Tax Relief Reconciliation Act of 2003, or the 2003 Act, provides that generally for taxable years beginning after December 31, 2002 and before December 31, 2008, certain dividends received by domestic individual shareholders from certain C corporations are subject to a reduced rate of tax of up to 15%. Prior to this Act, such dividends received by domestic individual shareholders were generally subject to tax at ordinary income rates, which were as high as 38.6%. In general, the provisions of the Act do not benefit individual shareholders of REITs and could make an investment in a C corporation that is not a REIT more attractive than an investment in a REIT. We cannot predict the effects that this Act may have on the market price for our common or preferred shares.

        The average daily trading volume of our common shares during the three months ended June 30, 2003 was approximately 121,000 shares, and the average trading volume of our publicly-traded preferred shares was generally insignificant. As a result, relatively small volumes of transactions could have a pronounced effect on the market price of such shares.

We are dependent on external sources of capital for future growth.

        As noted above, because we are a REIT, we must distribute 90% of our annual taxable income. Due to this requirement, we will not be able to fund our acquisition, construction and development activities using cash flow from operations. Therefore, our ability to fund these activities is dependent on our ability to access capital funded by third parties. Such capital could be in the form of new loans, equity issuances of common shares, preferred shares, common and preferred units in our operating partnership or joint venture funding. Such capital may not be available on favorable terms or at all. Moreover, additional debt financing may substantially increase our leverage and subject us to covenants that restrict management's flexibility in directing our operations, and additional equity offerings may result in substantial dilution of our shareholders' interests. Our inability to obtain capital when needed could have a material adverse effect on our ability to expand our business and fund other cash requirements.

Certain of our officers and Trustees have potential conflicts of interest.

        Certain of our officers and members of our Board of Trustees own partnership units in our operating partnership. These individuals may have personal interests that conflict with the interests of our shareholders. For example, if our operating partnership sells or refinances certain of the properties that these officers or Trustees contributed to the operating partnership, the officers or Trustees could suffer adverse tax consequences. Their personal interest could conflict with our interests if such a sale or refinancing would be advantageous to us. We have certain policies in place that are designed to address conflicts of interest. We cannot guarantee, however, that these policies will be successful in eliminating the influence of such conflicts, and if they are not successful, decisions could be made that might fail to reflect fully the interests of all of our shareholders.

We are dependent on our key personnel, and the loss of any key personnel could have an adverse effect on our operations.

        We are dependent on the efforts of our executive officers. The loss of any of their services could have an adverse effect on our operations. Although certain of our officers have entered into employment agreements with us, we cannot guarantee that they will remain employed with us.

We may change our policies without shareholder approval, which could adversely affect our financial condition, results of operations, market price of our securities or distributions.

        Our Board of Trustees determines all of our policies, including our investment, financing and distribution policies. Although our Board of Trustees has no current plans to do so, it may amend or revise these policies at any time without a vote of our shareholders. Policy changes could adversely affect our financial condition, results of operations, the market price of our securities or distributions.

USE OF PROCEEDS

        Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we intend to use the net proceeds of any sale of the securities that we may offer under this prospectus and any accompanying prospectus supplement for working capital and other general business purposes, which may include capital expenditures, acquisition or development of additional properties, repayment of indebtedness and repurchases of outstanding shares.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SHARE DIVIDENDS

        The following table sets forth our ratios of earnings to combined fixed charges and preferred share dividends for the six months ended June 30, 2003 and for each of the last five calendar years. For purposes of calculating the ratio of earnings to combined fixed charges and preferred share dividends, earnings were calculated by adding fixed charges (excluding preferred share dividends and capitalized interest) and minority interest of holders of common units in our operating partnership to income before minority interests, income taxes, and discontinued operations. Fixed charges consist of interest costs, debt issuance costs and distributions to preferred shareholders and unitholders.

	Six Months Ended June 30, 2003		2002	2001	2000	1999	1998
Ratio of earnings to combined fixed charges and preferred share dividends	—	(1)	1.25x	1.26x	1.30x	1.41x	1.30x

(1)
During the six months ended June 30, 2003, our fixed charges and preferred share dividends included a nonrecurring deemed distribution of approximately $11.2 million in connection with the repurchase of Series C preferred units in our operating partnership at an amount in excess of the recorded book value of the units. As a result, earnings were inadequate to cover fixed charges and preferred share dividends by approximately $3.1 million in the six months ended June 30, 2003.

DESCRIPTION OF SHARES

        The following summary of the terms and provisions of our common shares, preferred shares and depositary shares representing interests in preferred shares does not purport to be complete and is subject to and qualified in its entirety by reference to our Declaration of Trust and the Articles Supplementary to our Declaration of Trust relating to the designation of each series of our preferred shares, each of which is available from us as described in "Where You Can Find More Information."

General

        Under our Declaration of Trust, we are authorized to issue up to 45,000,000 common shares and 15,000,000 preferred shares. As of August 31, 2003, there were 29,491,751 common shares issued and outstanding; 1,725,000 preferred shares were designated as 10% Series B Cumulative Redeemable Preferred Shares (the "Series B Preferred Shares"), 1,250,000 of which were issued and outstanding; 544,000 preferred shares were designated as 4% Series D Cumulative Convertible Redeemable Preferred Shares (the "Series D Preferred Shares"), all of which were issued and outstanding; 1,265,000 shares were designated as 10.25% Series E Cumulative Redeemable Preferred Shares (the "Series E Preferred Shares"), 1,150,000 of which were issued and outstanding; 1,425,000 shares were designated as 9.875% Series F Cumulative Redeemable Preferred Shares (the "Series F Preferred Shares"), all of which were issued and outstanding; and 2,200,000 shares were designated as 8% Series G Cumulative Redeemable Preferred Shares (the "Series G Preferred Shares"), all of which were issued and outstanding. All previously issued and outstanding Series A Preferred Shares have been reacquired by us and restored to the status of undesignated preferred shares under our Declaration of Trust.

        Our Board of Trustees may increase the authorized number of common shares and preferred shares without shareholder approval. We are authorized to issue preferred shares in one or more series, with such designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, in each case, as are permitted by Maryland law and as our Board of Trustees may determine by resolution.

Common Shares

        All common shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of the Series B, D, E, F and G Preferred Shares (collectively referred to as the "Outstanding Preferred Shares") and any other series of preferred shares that we may issue in the future, and to the provisions of our Declaration of Trust regarding the restriction on transfer of common shares, holders of common shares are entitled to receive dividends on such shares if and when authorized and declared by the Board of Trustees out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all known debts and liabilities of the Company. Holders of common shares have no preference, conversion, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any securities of the Company. Subject to the provisions of our Declaration of Trust regarding the restriction on transfer of common shares, the common shares have equivalent dividend, distribution, liquidation and other rights.

        Subject to the provisions of our Declaration of Trust regarding restrictions on transfer of shares, each outstanding common share entitles the holder thereof to one vote on all matters submitted to a vote of shareholders, including the election of Trustees, and, except as provided with respect to any other class or series of shares, the holders of such common shares possess the exclusive voting power. There is no cumulative voting in the election of Trustees, which means that, except as provided with respect to any other class or series of shares, the holders of a majority of the outstanding common shares can elect all of the Trustees then standing for election.

        Our Declaration of Trust provides for approval by a majority of the votes cast by holders of common shares entitled to vote on the matter in all situations permitting or requiring action by the shareholders, except with respect to: (i) the election of Trustees (which requires a plurality of all the votes cast at a meeting of shareholders at which a quorum is present), (ii) the removal of Trustees (which requires the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote generally in the election of Trustees, which action can only be taken for cause by vote at a shareholder meeting), (iii) the merger of the Company with another entity or the sale (or other disposition) of all or substantially all of the assets of the Company (which requires the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the matter), (iv) the amendment of our Declaration of Trust (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter), and (v) the termination of the Company (which requires the affirmative vote of two-thirds of the outstanding shares entitled to be cast on the matter). Our Declaration of Trust permits the Trustees, without any action by the holders of common shares, (a) by a two-thirds vote, to amend our Declaration of Trust from time to time to qualify as a REIT under the Internal Revenue Code or Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended (the "Maryland REIT Law") and (b) by a majority vote to amend our Declaration of Trust to increase or decrease the aggregate number of shares, or the number of shares of any class of shares, that we have authority to issue.

Units in Our Operating Partnership

        We conduct almost all of our operations through our operating partnership, for which we are the managing general partner. Interests in our operating partnership are in the form of common and preferred units. As of August 31, 2003, we owned approximately 75.4% of the outstanding common units and the 1,250,000 Series B Preferred Units, 544,000 Series D Preferred Units, 1,150,000 Series E Preferred Units, 1,425,000 Series F Preferred Units and 2,200,000 Series G Preferred Units issued by our operating partnership. Our operating partnership repurchased all of the outstanding Series C Preferred Units in June 2003.

        The Series B Preferred Units, Series D Preferred Units, Series E Preferred Units, Series F Preferred Units and Series G Preferred Units have economic terms substantially equivalent to the economic terms of the corresponding Series B Preferred Shares, Series D Preferred Shares, Series E Preferred Shares, Series F Preferred Shares and Series G Preferred Shares, respectively, that we have issued, which terms are described in more detail below.

        The Series B, Series D, Series E, Series F and Series G Preferred Units of our operating partnership are pari passu (i.e., are treated equivalently) in priority over the common units in our operating partnership with respect to quarterly distributions. Distributions on these preferred units are the source of funds for the payment of dividends on our preferred shares.

Preferred Shares

        The Series B Preferred Shares, Series E Preferred Shares, Series F Preferred Shares and Series G Preferred Shares were issued in underwritten public offerings in July 1999, April 2001, September 2001 and August 2003 respectively. The Series D Preferred Shares were issued in a private placement to a private investor in January 2001. We contributed the proceeds from each of these offerings to our operating partnership in exchange for a number of preferred units of our operating partnership equal in number to, and of a series having designations, rights and preferences substantially similar to, the preferred shares that we sold in the above-described public offerings and private placement. All previously issued and outstanding Series A Preferred Shares have been reacquired by us and have been restored to the status of undesignated preferred shares under our Declaration of Trust.

        The terms of each series of the Outstanding Preferred Shares are substantially similar to one another and any difference among the terms is noted in the following summary.

        Ranking.    Each series of the Outstanding Preferred Shares, as to dividend rights and rights upon our liquidation, dissolution or winding up, ranks (1) prior or senior to the common shares and any other class or series of our equity securities authorized or designated in the future if the holders of Outstanding Preferred Shares shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of shares of such class or series (the "Junior Shares"); (2) on a parity with any other series of Outstanding Preferred Shares and any other class or series of our equity securities authorized or designated in the future if, by the terms of such class or series, the holders of such class or series of securities and Outstanding Preferred Shares shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding-up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority of one over the other (the "Parity Shares"); and (3) junior to any class or series of our equity securities authorized or designated in the future if, by the terms of such class or series, the holders of such class or series shall be entitled to the receipt of dividends and amounts distributable upon liquidation, dissolution or winding-up in preference or priority to the holders of Outstanding Preferred Shares (the "Senior Shares").

        Dividends.    Holders of Outstanding Preferred Shares are entitled to receive, when and as declared by our Board of Trustees, out of our funds legally available for payment, quarterly cash dividends on each series of the Outstanding Preferred Shares at the annual rates indicated in the table below.

Series	Annual Dividend Rate	Annual Per Share Dividend Payment	Aggregate Annual Dividend Payment
B	10.0%	$2.50	$3,125,000
D	4.0%	$1.00	$544,000
E	10.25%	$2.5625	$2,946,875
F	9.875%	$2.46875	$3,517,969
G	8.0%	$2.00	$4,400,000

        These dividends are cumulative from the date of original issue, whether or not in any dividend period or periods these dividends have been declared or there are funds legally available for the payment of such dividends, and are payable quarterly on January 15, April 15, July 15 and October 15 of each year, or, if not a business day, the next succeeding business day (each a "Dividend Payment Date" and collectively, the "Dividend Payment Dates"). Any dividend payable on any series of the Outstanding Preferred Shares for any partial dividend period will be computed ratably on the basis of twelve 30-day months and a 360-day year. Dividends are payable in arrears to holders of record as they appear on our share records at the close of business on the applicable record dates, which are fixed by our Board of Trustees and which are not more than 60 nor less than 10 days prior to the related Dividend Payment Dates. Holders of Outstanding Preferred Shares are not entitled to receive any dividends in excess of cumulative dividends on the particular series of Outstanding Preferred Shares. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on a series of Outstanding Preferred Shares that may be in arrears.

        When dividends are not paid in full upon any series of Outstanding Preferred Shares or any other class or series of Parity Shares, or a sum sufficient for this payment is not set apart, all dividends declared upon such series of the Outstanding Preferred Shares and any Parity Shares will be declared ratably in proportion to the respective amounts of dividends accrued and unpaid on such series of Outstanding Preferred Shares and accrued and unpaid on such Parity Shares. Except as set forth in the preceding sentence, unless dividends on a series of the Outstanding Preferred Shares equal to the full amount of accrued and unpaid dividends have been or contemporaneously are declared and paid or declared, and a sum sufficient for the payment thereof has been or contemporaneously is set apart for such payment for all past dividend periods, no dividends will be declared or paid or set apart for payment by us and no other distribution of cash or other property may be declared or made, directly or indirectly, by us with respect to any Parity Shares. Unless dividends equal to the full amount of all accrued and unpaid dividends on the Outstanding Preferred Shares have been paid, or declared and set apart for payment for all past dividend periods, no dividends (other than dividends or distributions paid with respect to Junior Shares or options, warrants or rights to subscribe for or purchase Junior Shares) may be declared or paid or set apart for payment by us and no other distribution of cash or other property may be declared or made, directly or indirectly, by us with respect to any Junior Shares, and no Junior Shares will be redeemed, purchased or otherwise acquired (except for a redemption, purchase or other acquisition of common shares made for purposes of our employee incentive or benefit plan or any such plan of any of our subsidiaries) for any consideration, and no monies will be paid to or made available for a sinking fund for the redemption of any such Junior Shares, directly or indirectly, by us (except by conversion into or exchange for Junior Shares, or options, warrants or rights to subscribe for or purchase Junior Shares), nor will any other cash or other property be paid or distributed to or for the benefit of holders of Junior Shares. Regardless of the provisions described above, if this declaration, payment, redemption, purchase or other acquisition is necessary to maintain our qualification as a REIT, we will not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any Parity Shares or (ii) redeeming, purchasing or otherwise acquiring any Parity Shares.

        Liquidation Preference.    Upon any voluntary or involuntary liquidation, dissolution or winding up, before any payment or distribution by us will be made to or set apart for the holders of any Junior Shares, the holders of each series of Outstanding Preferred Shares will be entitled to receive a liquidation preference of $25.00 per share (the "Outstanding Preferred Shares Liquidation Preference"), plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders. Such holders will not be entitled to any further payment. The aggregate amount of the liquidation preference for each series of Outstanding Preferred Shares, exclusive of accrued and unpaid dividends, is as follows:

Series	Liquidation Preference
B	$31,250,000
D	$13,600,000
E	$28,750,000
F	$35,625,000
G	$55,000,000

        Until all holders of each series of Outstanding Preferred Shares have been paid the Outstanding Preferred Shares Liquidation Preference in full, plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment will be made to any holder of Junior Shares upon our liquidation, dissolution or winding up. If upon any liquidation, dissolution or winding up, our assets, or proceeds thereof, distributable among the holders of Outstanding Preferred Shares will be insufficient to pay in full the above-described preferential amount and liquidating payments on any other shares of any class or series of Parity Shares, then our assets, or the proceeds thereof, will be distributed among all of the holders of Outstanding Preferred Shares and any such other Parity Shares ratably in the same proportion as the respective amounts that would be payable on such Outstanding Preferred Shares and any such other Parity Shares if all amounts payable thereon were paid in full.

        A voluntary or involuntary liquidation, dissolution or winding up will not include a consolidation or merger of us with or into one or more other entities, a sale or transfer of all or substantially all of our assets, or a statutory share exchange. Upon any liquidation, dissolution or winding up, after payment has been made in full to the holders of Outstanding Preferred Shares and any Parity Shares, any other series or class or classes of Junior Shares will be entitled to receive any and all of our assets remaining to be paid or distributed, and the holders of the Outstanding Preferred Shares and any Parity Shares will not be entitled to share in that payment or distribution.

        Optional Redemption.    Each series of Outstanding Preferred Shares will not be redeemable by us prior to the date indicated in the table below (except in certain limited circumstances relating to our maintenance of our ability to qualify as a REIT as described under "Description of Shares—Restrictions on Ownership and Transfer").

Series	Redemption Date
B	July 15, 2004
D	January 25, 2006
E	July 15, 2006
F	October 15, 2006
G	August 11, 2008

        On or after the indicated redemption date, we may, at our option, redeem such series of Outstanding Preferred Shares, in whole or from time to time in part, at a cash redemption price equal to 100% of the Outstanding Preferred Shares Liquidation Preference for each series, plus all accrued and unpaid dividends, if any, to the redemption date. The redemption price for the Series B, D, E and F Shares (other than any portion thereof consisting of accrued and unpaid dividends) will be payable solely with the proceeds from the sale of equity securities by us or our operating partnership (whether or not such sale occurs concurrently with such redemption). For purposes of the preceding sentence, "equity securities" means any common shares, preferred shares, depositary shares, partnership or other interests, participations or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable at the option of the holder for equity securities (unless and to the extent such debt securities are subsequently converted into equity securities)) or options to purchase any of the foregoing in us or in our operating partnership.

        In the event of a redemption of any series of Outstanding Preferred Shares, if the redemption date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such series of Outstanding Preferred Shares called for redemption will be payable on such Dividend Payment Date to the holders of record at the close of business on such dividend record date, and will not be payable as part of the redemption price for such series of Outstanding Preferred Shares. The redemption date will be selected by us and shall not be less than 30 days nor more than 60 days after the date that notice of redemption is sent by us. If full cumulative dividends on any series of Outstanding Preferred Shares have not been paid or declared and set apart for payment, no Outstanding Preferred Shares of such series may be redeemed unless all Outstanding Preferred Shares of such series are simultaneously redeemed and neither we nor any of our affiliates may purchase or acquire such series of Outstanding Preferred Shares otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of that series of Outstanding Preferred Shares.

        If fewer than all of a series of Outstanding Preferred Shares are to be redeemed, we will select the Outstanding Preferred Shares of such series to be redeemed pro rata in proportion to the number of Outstanding Preferred Shares of such series held by holders of such series (with adjustment to avoid redemption of fractional shares) or by lot or in such other manner as our Board of Trustees may determine.

        Notice of redemption with respect to the Series B, E, F and G Preferred Shares will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two consecutive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. In addition, notice of redemption of any of the Outstanding Preferred Shares must be mailed by us not less than 30 days nor more than 60 days prior to the redemption date to each holder of such series of Outstanding Preferred Shares to be redeemed by first class mail, postage prepaid at such holder's address as the same appears on our share records. Any notice which was mailed as described above will be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. Each notice will state: (i) the redemption date, (ii) the number of Outstanding Preferred Shares of the relevant series to be redeemed, (iii) the place or places where certificates for such Outstanding Preferred Shares are to be surrendered for cash and (iv) the redemption price payable on such redemption date, including, without limitation, a statement as to whether or not accrued and unpaid dividends will be (x) payable as part of the redemption price or (y) payable on the next Dividend Payment Date to the record holder at the close of business on the relevant record date as described above. From and after the redemption date (unless we default in the payment of our redemption obligation), dividends on the Outstanding Preferred Shares to be redeemed will cease to accrue, such shares will no longer be deemed to be Outstanding Preferred Shares and all rights of the holders thereof shall cease (except (a) the right to receive the cash payable upon such redemption without interest thereon and (b) if the redemption date occurs after a dividend record date and on or prior to the related Dividend Payment Date, the right of record holders at the close of business on such record date to receive the dividend payable on such Dividend Payment Date). The full dividend payable on such Dividend Payment Date with respect to such Outstanding Preferred Shares called for redemption will be payable on such Dividend Payment Date to the holders of record of such shares at the close of business on the corresponding dividend record date notwithstanding the prior redemption of such shares.

        None of the Outstanding Preferred Shares have a stated maturity or are subject to any sinking fund or mandatory redemption provisions except as provided under "Description of Shares—Restrictions on Ownership and Transfer."

        Subject to applicable law and the limitation on purchases when dividends on the Outstanding Preferred Shares are in arrears, we may, at any time and from time to time, purchase any of the Series B, E, F and G Preferred Shares in the open market, by tender or by private agreement. The Series D Preferred Shares are not publicly traded and may only be purchased by private agreement.

        Voting Rights.    Holders of any series of Outstanding Preferred Shares will not have any voting rights, except as set forth below and except as otherwise required by applicable law.

        If and whenever dividends on any series of Outstanding Preferred Shares or any series or class of Parity Shares shall be in arrears for six or more quarterly periods (whether or not consecutive), the number of Trustees then constituting our Board of Trustees will be increased by two (if not already increased by reason of similar types of provisions with respect to Voting Parity Shares (as defined below)) and the holders of such series of Outstanding Preferred Shares, together with any class or series of our equity securities then entitled to exercise similar voting rights (the "Voting Parity Shares"), voting as a single class regardless of series or class, will be entitled to vote for the election of the two additional Trustees at any annual meeting of shareholders or at a special meeting of the holders of such series of Outstanding Preferred Shares and of the Voting Parity Shares called, for that purpose. At any time when such right to elect Trustees separately shall have so vested, we must call such special meeting upon the written request of the holders of record of not less than 20% of the total number of such series of Outstanding Preferred Shares and shares of any series or class of Voting Parity Shares then outstanding. Such special meeting shall be held, in the case of such written request, within 90 days after the delivery of such request, provided that we will not be required to call such a special meeting if such request is received less than 120 days before the date fixed for the next ensuing annual meeting of shareholders and the holders of such series of Outstanding Preferred Shares and such other Voting Parity Shares are offered the opportunity to elect such Trustees at such annual meeting of shareholders. If, prior to the end of the term of any trustee so elected, a vacancy in the office of such trustee shall occur by reason of death, resignation, or disability, a successor will be elected to the Board of Trustees, upon the nomination by the remaining trustee elected by the holders of such series of Outstanding Preferred Shares and the Voting Parity Shares or the successor to the remaining trustee, to serve until the next annual meeting of shareholders or special meeting held in place of the annual meeting if such office has not previously been terminated as described below. Whenever dividends in arrears on such series of Outstanding Preferred Shares and Voting Parity Shares shall have been paid and dividends thereon for the current dividend period shall have been paid or declared and set apart for payment, then the right of the holders of such series of Outstanding Preferred Shares and Voting Parity Shares to elect such additional two Trustees shall cease and the terms of office of such Trustees shall terminate and the number of Trustees constituting our Board of Trustees shall be reduced accordingly.

        The affirmative vote or consent of at least two-thirds of the votes entitled to be cast by the holders of each series of Outstanding Preferred Shares and the holders of all other classes or series of Voting Parity Shares entitled to vote on such matters, voting as a single class, will be required to (i) authorize, create, increase the authorized amount of, or issue any shares of any class of Senior Shares or any security convertible or exchangeable into shares of any class of Senior Shares or (ii) amend, alter or repeal any provision of, or add any provision to, our Declaration of Trust or bylaws, if such action would materially adversely affect the voting powers, rights or preferences of any of the holders of the Outstanding Preferred Shares; provided, however, that no such vote of the holders of each series of Outstanding Preferred Shares will be required if, at or prior to the time such amendment, alteration or repeal is to take effect or the issuance of any such Senior Shares or convertible or exchangeable security is to be made, as the case may be, provisions are made for the redemption of all of the outstanding shares of such series of Outstanding Preferred Shares. The amendment of or supplement to our Declaration of Trust to authorize, create, increase or decrease the authorized amount of or to issue Junior Shares, any series of Outstanding Preferred Shares or any shares of any class of Parity Shares will not be deemed to materially adversely affect the voting powers, rights or preferences of any of the holders of Outstanding Preferred Shares.

        With respect to the exercise of the above-described voting rights, each Outstanding Preferred Share will have one vote per share, except that when any other class or series of preferred shares will have the right to vote with the Outstanding Preferred Shares as a single class, then the Outstanding Preferred Shares and such other class or series will have one quarter of one (0.25) vote per $25.00 of liquidation preference.

        Conversion.    The Series D Preferred Shares are convertible into our common shares at any time by the holder after December 31, 2003 at the rate of 2.2 common shares for every one Series D Preferred Share ("Conversion Rate"). This Conversion Rate is subject to adjustment in the event that we effect a share split, subdivision of our then outstanding common shares, or distribution of common shares in the form of a dividend. In addition, in the event that we effect a distribution of securities other than common shares in the form of a dividend, then the Series D Preferred Shares shall be entitled to receive upon conversion, in addition to the number of common shares receivable upon such conversion, the amount of our other securities that they would have otherwise received had their Series D Preferred Shares been converted into common shares on the date of the distribution. The Series B, E, F and G Preferred Shares are not convertible into or exchangeable for any other property or securities.

Depositary Shares

        We may, at our option, elect to offer fractional preferred shares, rather than full preferred shares. In the event such option is exercised, we will issue receipts for depositary shares, each of which will represent a fraction (to be set forth in the prospectus supplement relating to the preferred shares) of a share of that series of preferred shares. The preferred shares represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a preferred share represented by the depositary share, to all the rights and preferences of the preferred share, represented thereby (including dividend, voting, redemption, conversion and liquidation rights). The above description of the depositary shares is only a summary, is not complete and is subject to, and is qualified in its entirety by, the description in the related prospectus supplement and the provisions of the deposit agreement, which will contain the form of depositary receipt. A copy of the deposit agreement will be filed with the Securities and Exchange Commission (the "SEC") as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part.

Restrictions on Ownership and Transfer

        For us to qualify as a REIT as defined in the Internal Revenue Code, our shares generally must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). This test is applied by "looking through" certain shareholders which are not individuals (e.g., corporations or partnerships) to determine indirect ownership of us by individuals.

        Our Declaration of Trust contains certain restrictions on the number of our shares that a person may own, subject to certain exceptions. Our Declaration of Trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% (the "Aggregate Share Ownership Limit") of the number or value of our outstanding shares. In addition, our Declaration of Trust prohibits any person from acquiring or holding, directly or indirectly, in excess of 9.8% of our total outstanding common shares, in value or in number of shares, whichever is more restrictive (the "Common Share Ownership Limit"). Our Board of Trustees, in its sole discretion, may exempt a proposed transferee from the Aggregate Share Ownership Limit and the Common Share Ownership Limit (an "Excepted Holder"). However, our Board of Trustees may not grant such an exemption to any person if such exemption would result in the Company being "closely held" within the meaning of Section 856(h) of the Internal Revenue Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by our Board of Trustees as an Excepted Holder, a person also must not own, directly or indirectly, an interest in a tenant of ours (or a tenant of any entity owned or controlled by us) that would cause us to own, directly or indirectly, more than a 9.9% interest in such a tenant. The person seeking an exemption must represent to the satisfaction of our Board of Trustees that it will not violate the two aforementioned restrictions. The person also must agree that any violation or attempted violation of any of the foregoing restrictions will result in the automatic transfer of the shares causing such violation to the Share Trust (as defined below). Our Board of Trustees may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to our Board of Trustees, in its sole discretion, in order to determine or ensure our status as a REIT. Our Board of Trustees has exempted the foreign trust owning all of our Series D Preferred Shares from the Aggregate Share Ownership Limit and the Common Share Ownership Limit.

        Our Declaration of Trust further prohibits (i) any person from beneficially or constructively owning our shares that would result in us being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (ii) any person from transferring shares if such transfer would result in our shares being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares that will or may violate any of the foregoing restrictions on transferability and ownership, or any person who would have owned our shares that resulted in a transfer of shares to the Share Trust, as defined below, is required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board of Trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

        If any transfer of our shares occurs which, if effective, would result in any person beneficially or constructively owning shares in excess or in violation of the above transfer or ownership limitations (a "Prohibited Owner"), then that number of our shares, the beneficial or constructive ownership of which otherwise would cause such person to be in excess of the ownership limit (rounded to the nearest whole share) will automatically be transferred to a trust (the "Share Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the Prohibited Owner will not acquire any rights in such shares. This automatic transfer will be deemed to be effective as of the close of business on the Business Day (as defined in our Declaration of Trust) prior to the date of such violative transfer. Shares held in the Share Trust will be issued and outstanding shares in us. The Prohibited Owner may not benefit economically from ownership of any shares held in the Share Trust, may have no rights to dividends and may not possess any other rights attributable to the shares held in the Share Trust. The trustee of the Share Trust (the "Share Trustee") will have all voting rights and rights to dividends or other distributions with respect to shares held in the Share Trust, which rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by us that shares have been transferred to the Share Trust will be paid by the recipient of such dividend or distribution to the Share Trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the Share Trustee. Any dividend or distribution so paid to the Share Trustee will be held in the Share Trust for the Charitable Beneficiary. The Prohibited Owner will have no voting rights with respect to shares held in the Share Trust and, subject to Maryland law, effective as of the date that such shares have been transferred to the Share Trust, the Share Trustee will have the authority (at the Share Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by us that such shares have been transferred to the Share Trust and (ii) to recast such vote in accordance with the desires of the Share Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible trust action, then the Share Trustee will not have the authority to rescind and recast such vote.

        Within 20 days after receiving notice from us that shares have been transferred to the Share Trust, the Share Trustee will sell the shares held in the Share Trust to a person, designated by the Share Trustee, whose ownership of the shares will not violate the ownership limitations set forth in our Declaration of Trust. Upon such sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Share Trustee will distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as described below. The Prohibited Owner will receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Share Trust (e.g., a gift, devise or other such transaction), the Market Price (as defined in our Declaration of Trust) of such shares on the day of the event causing the shares to be received by the Share Trustee and (ii) the price per share received by the Share Trustee from the sale or other disposition of the common shares held in the Share Trust. Any net sale proceeds in excess of the amount payable to the Prohibited Owner will be paid immediately to the Charitable Beneficiary. If, prior to the discovery by us that shares of beneficial interest have been transferred to the Share Trust, such shares are sold by a Prohibited Owner, then (i) such shares will be deemed to have been sold on behalf of the Share Trust and (ii) to the extent that the Prohibited Owner received an amount for shares that exceeds the amount that such Prohibited Owner was entitled to receive as described above, such excess will be paid to the Share Trustee upon demand.

        In addition, shares held in the Share Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Share Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date we, or our designee, accept such offer. We will have the right to accept such offer until the Share Trustee has sold the shares held in the Share Trust. Upon such a sale to us, the interest of the Charitable Beneficiary in the shares sold will terminate and the Share Trustee will distribute the net proceeds of the sale to the Prohibited Owner.

        All certificates representing the common shares will bear a legend referring to the restrictions described above.

        Every owner of more than 5% (or such other percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, including the common shares, is required to give written notice to us, within 30 days after the end of each taxable year, stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest of us which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner will provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the Aggregate Share Ownership Limit. In addition, each shareholder will upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

        These ownership limitations could delay, defer or prevent a change in control of us or other transaction that might involve a premium over the then prevailing market price for the common shares or other attributes that the shareholders may consider to be desirable.

Classification or Reclassification of Common Shares or Preferred Shares

        Our Declaration of Trust authorizes the Board of Trustees to reclassify any unissued shares of common or preferred shares into other classes or series of shares and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Therefore, in addition to the Series B Preferred Shares, Series D Preferred Shares, Series E Preferred Shares, Series F Preferred Shares and Series G Preferred Shares, the Board of Trustees could authorize the issuance of other preferred shares with terms and conditions that could also have the effect of delaying, deferring or preventing a change in control of the Company or other transaction that might involve a premium over the then prevailing market price for common shares or other attributes that the shareholders may consider to be desirable.

Classification of Board, Vacancies and Removal of Trustees

        The Declaration of Trust provides for a staggered Board of Trustees. At the conclusion of our annual meeting of shareholders on May 15, 2003, we had eight Trustees divided into three classes, with terms ending upon the third succeeding annual meeting. The number of Trustees in each class and the expiration of each class' term is as follows:

Class 1	2 Trustees	Expires 2005
Class 2	3 Trustees	Expires 2006
Class 3	3 Trustees	Expires 2004

At each annual meeting of shareholders, successors of the class of Trustees whose term expires at that meeting will be elected for a term ending upon the third succeeding annual meeting and the Trustees in the other two classes will continue in office. A classified board may delay, defer or prevent a change in control of the Company or other transaction that might involve a premium over the then prevailing market price for the Common Shares or other attributes that the shareholders may consider to be desirable. In addition, a classified board could prevent shareholders who do not agree with the policies of the Board of Trustees from replacing a majority of the Board of Trustees for two years, except in the event of removal for cause.

        Our bylaws provide that any vacancy on the Board of Trustees may be filled by a majority of the remaining Trustees. Any individual so elected Trustee will hold office for the unexpired term of the Trustee he or she is replacing. The Declaration of Trust provides that a Trustee may be removed at any time only for cause upon the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of Trustees, but only by a vote taken at a shareholder meeting. These provisions preclude shareholders from removing incumbent Trustees, except for cause and upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees. Moreover, these provisions preclude the removal of any Trustee by written consent of shareholders.

Advance Notice of Nominations and New Business

        Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to the Board of Trustees and the proposal of business to be considered by shareholders may be made only (a) pursuant to the Company's notice of the meeting, (b) by the Board of Trustees or (c) by a shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the bylaws. With respect to special meetings of shareholders, the bylaws provide that only the business specified in the Company's notice of meeting may be brought before the meeting of shareholders, and nominations of persons for election to the Board of Trustees may be made only (a) pursuant to the Company's notice of the meeting, (b) by the Board of Trustees or (c) provided that the Board of Trustees has determined that Trustees shall be elected at such meeting, by a shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the bylaws. Our bylaws allow special meetings of shareholders to be called by the chairman of the Board, the president, a majority of the Trustees or by our secretary upon the written request of the holders of shares entitled to cast not less than a majority of all votes entitled to be cast at such meeting.

Possible Antitakeover Effect of Certain Provisions of Maryland Law

        The Maryland General Corporations Law ("MGCL") contains provisions that may be deemed to have an antitakeover effect. The provisions are set forth below. As noted below, these provisions do not currently apply to us, but the Board of Trustees can take action that would cause these provisions to become applicable.

        Certain Business Combinations.    Under the MGCL, as applicable to Maryland real estate investment trusts, certain business combinations (including certain mergers, consolidations, share exchanges and asset transfers and certain issuances and reclassifications of equity securities) between a Maryland real estate investment trust and any person who beneficially owns ten percent or more of the voting power of the trust's shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting shares of such trust (an "Interested Shareholder"), or an affiliate of such an Interested Shareholder, are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. Thereafter, any such business combination must be recommended by the Board of Trustees of such trust and approved by the affirmative votes of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the trust and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust's common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the Board of Trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder. The Board of Trustees has opted out of this statute by resolution and our bylaws contain a provision exempting from these business combination provisions any of our shares owned by any person. The Board of Trustees may, however, rescind its resolution at any time to make these provisions of Maryland law applicable to us.

        Control Share Provisions.    The MGCL generally provides that control shares of a Maryland real estate investment trust acquired in a control share acquisition have no voting rights unless those rights are approved by a vote of two-thirds of the disinterested shares (generally shares held by persons other than the acquiror, officers of the trust or Trustees of the trust who are employees of the trust). An acquiror is deemed to own control shares the first time that the acquiror's voting power in electing Trustees equals or exceeds 20% of all such voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval, as described below. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Trustees to call a special meeting of shareholders to be held within 50 days of a demand for the special meeting to consider whether the control shares will have voting rights. The trust may present the question at any shareholders' meeting on its own initiative.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for the control shares. Fair value will be determined as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders' meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

        The control share provisions do not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust. The bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares. The Board of Trustees may, however, amend the bylaws at any time to eliminate such provision, either prospectively or retroactively.

Dissolution of the Company; Termination of REIT Status

        Our Declaration of Trust permits the termination of COPT and the discontinuation of the operations of COPT by the affirmative vote of the holders of not less than two-thirds of the outstanding common shares entitled to be cast on the matter at the meeting of shareholders or by written consent. In addition, our Declaration of Trust permits the termination of COPT's qualification as a REIT if such qualification, in the opinion of the Board of Trustees, is no longer advantageous to our shareholders.

DESCRIPTION OF WARRANTS

        We may issue separately, or together with any preferred shares or common shares offered by any prospectus supplement, warrants for the purchase of other preferred shares and common shares. The warrants may be issued under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, and may be represented by certificates evidencing the warrants, all as set forth in the prospectus supplement relating to the particular series of warrants. The following summaries of certain provisions of the warrants are not complete and are subject to, and are qualified in their entirety by reference to, all the provisions of any related warrant agreement and warrant certificate, respectively, which will be filed with the SEC as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part.

        A prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered including, where applicable, the following:

  •
  the title of the warrants;

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  the aggregate number of the warrants;

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  the price or prices at which the warrants will be issued;

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  the designation, terms and number of common shares or preferred shares that may be purchased upon exercise of the warrants;

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  the designation and terms of the securities, if any, with which the warrants are issued and the number of the warrants issued with each such offered security;

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  the date, if any, on and after which the warrants and related preferred shares or common shares with which the warrants are issued will be separately transferable;

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  the price (or manner of calculation of the price) at which each common share or preferred share may be purchased upon exercise of the warrant;

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  the date on which the right to exercise the warrants will commence and the date on which the right will expire;

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  the minimum or maximum amount of the warrants which may be exercised at any one time;

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  information with respect to book-entry procedures, if any;

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  a discussion of certain material federal income tax considerations; and

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  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

        The exercise of any warrants will be subject to, and limited by, the transfer and ownership restrictions in our Declaration of Trust. See "Description of Shares—Restrictions on Ownership and Transfer."

FEDERAL INCOME TAX MATTERS

        COPT was organized in 1988 and elected to be taxed as a REIT commencing with its taxable year ended December 31, 1992. COPT believes that it was organized and has operated in a manner that permits it to satisfy the requirements for taxation as a REIT under the applicable provisions of the Internal Revenue Code and intends to continue to operate in such a manner. No assurance can be given, however, that such requirements have been or will continue to be met. The following is a summary of the material federal income tax considerations that may be relevant to COPT and its shareholders, including the continued treatment of COPT as a REIT for federal income tax purposes. For purposes of this discussion of "Federal Income Tax Matters" the term "COPT" refers only to Corporate Office Properties Trust and not to any other affiliated entities.

        The following discussion is based on the law existing and in effect on the date hereof, and COPT's qualification and taxation as a REIT will depend on compliance with such law and with any future amendments or modifications to such law. The qualification and taxation as a REIT will further depend upon the ability to meet, on a continuing basis through actual operating results, the various qualification tests imposed under the Internal Revenue Code discussed below. No assurance can be given that COPT will satisfy such tests on a continuing basis.

        In brief, an entity that invests primarily in real estate can, if it meets the REIT provisions of the Internal Revenue Code described below, claim a tax deduction for the dividends it pays to its shareholders. Such an entity generally is not taxed on its "REIT taxable income" to the extent such income is currently distributed to shareholders, thereby substantially eliminating the "double taxation" (i.e., at both the entity and shareholder levels) that generally results from an investment in an entity which is taxed as a corporation. However, as discussed in greater detail below, such an entity remains subject to tax in certain circumstances even if it qualifies as a REIT. Further, if the entity were to fail to qualify as a REIT in any year, it would not be able to deduct any portion of the dividends it paid to its shareholders and would be subject to full federal corporate income taxation on its earnings, thereby significantly reducing or eliminating the cash available for distribution to its shareholders.

        Morgan, Lewis & Bockius LLP has opined that, for federal income tax purposes, COPT has properly elected and otherwise qualified to be taxed as a REIT under the Internal Revenue Code for taxable years commencing on or after June 1, 1992 and that its proposed method of operations as described in this prospectus and as represented to Morgan, Lewis & Bockius LLP by COPT will enable COPT to continue to satisfy the requirements for such qualification and taxation as a REIT under the Internal Revenue Code for future taxable years. This opinion, however, is based upon certain factual assumptions and representations made by COPT. Moreover, such qualification and taxation as a REIT depends upon the ability of COPT to meet, for each taxable year, various tests imposed under the Internal Revenue Code as discussed below, and Morgan, Lewis & Bockius LLP has not reviewed in the past, and may not review in the future, COPT's compliance with these tests. Accordingly, no assurance can be given that the actual results of the operations of COPT for any particular taxable year will satisfy such requirements.

Taxation of COPT

        General.    In any year in which COPT qualifies as a REIT, it will not generally be subject to federal income tax on that portion of its REIT taxable income or capital gain that is distributed to shareholders. COPT will, however, be subject to tax at normal corporate rates upon any taxable income or capital gains not distributed. Shareholders are required to include their proportionate share of the REIT's undistributed long-term capital gain in income, but would receive a credit for their share of any taxes paid on such gain by the REIT.

        Notwithstanding its qualification as a REIT, COPT also may be subject to taxation in certain other circumstances. If COPT should fail to satisfy either the 75% or the 95% gross income test (each as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which COPT fails either the 75% or the 95% gross income test (substituting for this purpose only, 90% for 95%), multiplied by a fraction intended to reflect COPT's profitability. COPT will also be subject to a tax of 100% on net income from any "prohibited transaction" (as described below), and if COPT has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if COPT should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year and (iii) any undistributed taxable income from prior years, COPT would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. COPT also may be subject to the corporate alternative minimum tax, as well as to tax in certain situations not presently contemplated. COPT will use the calendar year both for federal income tax purposes, as is required of a REIT under the Internal Revenue Code, and for financial reporting purposes. Finally, in the event that items of rent, interest or other deductible expenses are paid to a REIT by a "taxable REIT subsidiary" (as defined below) of such REIT, and such amounts are determined to be other than at arm's length, a REIT may be subject to a 100% tax on the portion of such amounts treated as excessive. Safe harbors exist for certain rental payments.

        Failure to Qualify.    If COPT fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, COPT will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which COPT fails to qualify as a REIT will not be deductible by COPT, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to certain limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, COPT also will be disqualified from reelecting taxation as a REIT for the four taxable years following the year during which qualification was lost.

REIT Qualification Requirements

        In order to qualify as a REIT, COPT must meet the following requirements, among others:

        Share Ownership Tests.    COPT's shares of beneficial interest must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportionate number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of the outstanding shares of beneficial interest of COPT may be owned, directly or indirectly and taking into account the effects of certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities (the "50% Limitation"). However, for purposes of this test, any shares of beneficial interest held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. In addition, for purposes of the 50% Limitation, shares of beneficial interest owned, directly or indirectly, by a corporation will be considered as being owned proportionately by its shareholders.

        In order to attempt to ensure compliance with the foregoing share ownership tests, COPT's Declaration of Trust places certain restrictions on the transfer of its shares of beneficial interest to prevent additional concentration of share ownership. Moreover, to evidence compliance with these requirements, Treasury Regulations require COPT to maintain records which disclose the actual ownership of its outstanding shares of beneficial interest. In fulfilling its obligations to maintain records, COPT must and will demand written statements each year from the record holders of designated percentages of its shares of beneficial interest disclosing the actual owners of such shares of beneficial interest (as prescribed by Treasury Regulations). A list of those persons failing or refusing to comply with such demand must be maintained as part of COPT's records. A shareholder failing or refusing to comply with COPT's written demand must submit with his tax return a similar statement disclosing the actual ownership of COPT shares of beneficial interest and certain other information.

        Asset Tests.    At the close of each quarter of COPT's taxable year, COPT must satisfy two tests relating to the nature of its assets (determined in accordance with generally accepted accounting principles). First, at least 75% of the value of COPT's total assets must be represented by interests in real property, interests in mortgages on real property, shares in other REITs, cash, cash items, government securities and qualified temporary investments. Second, although the remaining 25% of COPT's assets generally may be invested without restriction, securities in this class may not exceed (i) in the case of securities of any one non-government issuer, 5% of the value of COPT's total assets (the "REIT Value Test") or (ii) 10% of the outstanding voting securities or outstanding value of any one such issuer (collectively, the "Issuer Tests").

        The REIT Value Test and the Issuer Tests will not, however, apply to securities held by a REIT in a "taxable REIT subsidiary." A taxable REIT subsidiary is any corporation in which the REIT owns stock and with which the REIT makes a joint election to be so treated. Any corporation in which a REIT owns, directly or indirectly, shares possessing more than 35% of the voting power or value of such corporation will automatically be treated as a taxable REIT subsidiary (other than certain corporations which are wholly-owned by the REIT and are treated as "qualified REIT subsidiaries"). Taxable REIT subsidiaries are subject to full corporate level taxation on their earnings, but are permitted to engage in certain types of real estate management activities and certain other activities which cannot currently be performed by REITs or their controlled subsidiaries without jeopardizing REIT status. On January 1, 2001, our operating partnership acquired all of the stock in Corporate Office Management, Inc. ("COMI") that was not previously owned by it, and we elected to treat COMI as a "taxable REIT subsidiary" effective January 1, 2001. Thus, COMI will remain fully taxable with respect to its earnings. The election will, however, generally allow COMI to continue its real estate management activities without jeopardizing our REIT status.

        In addition, certain debt securities held by a REIT will not be taken into account for purposes of the Issuer Value Test. Finally, certain "grandfathering" rules also exempt from the Issuer Value Test securities owned by the REIT on July 12, 1999. Where COPT invests in a partnership (such as the operating partnership), it will be deemed to own a proportionate share of the partnership's assets, and the partnership interest will not constitute a security for purposes of these tests. Accordingly, COPT's investment in real properties through its interests in the operating partnership (which itself holds real properties through other partnerships) will constitute an investment in qualified assets for purposes of the 75% asset test.

        Gross Income Tests.    There are two separate percentage tests relating to the sources of COPT's gross income which must be satisfied for each taxable year. For purposes of these tests, where COPT invests in a partnership, COPT will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of COPT as it has in the hands of the partnership. The two tests are described below.

        The 75% Test.    At least 75% of COPT's gross income for the taxable year must be "qualifying income." Qualifying income generally includes: (i) rents from real property (except as modified below); (ii) interest on obligations secured by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of COPT's trade or business ("dealer property"); (iv) dividends or other distributions on shares in other REIT, as well as gain from the sale of such shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property ("foreclosure property"); and (vii) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property.

        Rents received from a tenant will not, however, qualify as rents from real property in satisfying the 75% gross income test (or the 95% gross income test described below) if COPT, or an owner of 10% or more of COPT, directly or constructively owns 10% or more of such tenant, unless such rents are received from a taxable REIT subsidiary provided that either (i) at least 90% of the leased property in respect of which COPT is receiving such rents is occupied by persons other than such taxable REIT subsidiary or (ii) such rents are received in respect of a "qualified lodging facility." In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property for purposes of the 75% and 95% gross income tests, COPT generally must not operate or manage the property or furnish or render services to customers, other than through an "independent contractor" from whom COPT derives no income, or through a taxable REIT subsidiary, except that the "independent contractor" or taxable REIT subsidiary requirement does not apply to the extent that the services provided by COPT are "usually or customarily rendered" in connection with the rental of space for occupancy only, and are not otherwise considered "rendered to the occupant for his convenience." In addition, COPT may directly perform a de minimis amount of non-customary services. COPT believes that the services provided with regard to COPT's properties by the operating partnership (or its agents) are now (and, it is believed, will in the future be) usual or customary services. Any services that cannot be provided directly by the operating partnership will be performed by independent contractors.

        The 95% Test.    In addition to deriving 75% of its gross income from the sources listed above, at least 95% of COPT's gross income for the taxable year must be derived from the above-described qualifying income or from dividends, interest, or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends and interest on obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. COPT intends to monitor closely its non-qualifying income and anticipates that non-qualifying income from its activities will not result in COPT failing to satisfy either the 75% or 95% gross income test.

        For purposes of determining whether COPT complies with the 75% and the 95% gross income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property (excluding foreclosure property); however, a sale of property will not be a prohibited transaction if such property is held for at least four years and certain other requirements (relating to the number of properties sold in a year, their tax bases and the cost of improvements made thereto) are satisfied.

        Even if COPT fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions will generally be available if: (i) COPT's failure to comply is due to reasonable cause and not to willful neglect; (ii) COPT reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, COPT will nonetheless be subject to a 100% tax on the greater of the amount by which it fails either the 75% or 95% gross income test (substituting for this purpose only 90% for 95%), multiplied by a fraction intended to reflect COPT's profitability.

        Compliance with Income Tests.    COPT intends to continue to monitor its operations and investments so as to continue to satisfy the 75% and 95% gross income tests. While the operating partnership or its affiliates provide certain services with respect to the properties in which COPT owns interests and possibly with respect to any newly acquired properties, COPT believes that for purposes of the 75% and 95% gross income tests the services provided at such properties and any other services and amenities provided by the operating partnership or its agents with respect to such properties will be of the type usually or customarily rendered in connection with the rental of space for occupancy only and not rendered to the occupants of such properties. COPT intends that services that cannot be provided directly by the operating partnership or other agents will be performed by independent contractors.

        Annual Distribution Requirements.    In order to qualify as a REIT, COPT is required to distribute dividends to its shareholders each year in an amount at least equal to (A) the sum of (i) 90% of COPT's REIT taxable income (computed without regard to the dividends received deduction and COPT's net capital gain) and (ii) 90% of the net income (after tax), if any, for foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before COPT timely files its tax return for the prior year and if paid on or before the first regular dividend payment after the declaration.

        COPT intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the operating partnership agreement authorizes COPT in its capacity as General Partner to take such steps as may be necessary to cause the operating partnership to distribute to its partners an amount sufficient to permit COPT to meet the distribution requirements. It is possible that COPT may not have sufficient cash or other liquid assets to meet the above-described distribution requirement, either due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing COPT's REIT taxable income on the other hand, or for other reasons. COPT will monitor closely the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds (or cause the operating partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

        If COPT fails to meet the above-described distribution requirement as a result of an adjustment to COPT's tax return by the Service, COPT may retroactively cure the failure by paying a "deficiency dividend" (plus applicable penalties and interest) within a specified period.

Taxation of Shareholders

        Taxation of Taxable Domestic Shareholders.    As long as COPT qualifies as a REIT, distributions made to its taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as gain from the sale or exchange of a capital asset (to the extent they do not exceed COPT's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its shares. In the event COPT designates any portion of a dividend as a capital gain dividend, a shareholder's share of such capital gain dividend would be an amount which bears the same ratio to the total amount of dividends paid to such shareholder for the taxable year as the total amount of capital gain dividends bears to the total amount of all dividends paid on all classes of shares for the taxable year. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. COPT may elect to retain and pay income tax on any net long-term capital gain, in which case its domestic shareholders would include in their income as long-term capital gain their proportionate share of such undistributed net long-term capital gain. A domestic shareholder would also receive a refundable tax credit for such shareholder's proportionate share of the tax paid by COPT on such retained capital gains and an increase in its basis in its shares in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax paid by COPT. See the section below entitled "Capital Gains and Losses."

        Distributions in excess of current and accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares of beneficial interest, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a shareholder's shares of beneficial interest, they will be included in income as short-term or long-term capital gain (depending on the length of time the shares have been held), assuming the shares are capital assets in the hands of the shareholder. In addition, any dividend declared by COPT in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by COPT and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by COPT during January of the following calendar year.

        Domestic shareholders may not include in their individual income tax returns any of COPT's net operating losses or capital losses. Instead, such losses would be carried over by COPT for potential offset against future income (subject to certain limitations). Distributions made by COPT and gain arising from the sale or exchange of shares will not be treated as passive activity income, and, as a result, shareholders generally will not be able to apply any "passive losses" against such income and gain. In addition, taxable distributions from COPT generally will be treated as investment income. Capital gain dividends (including distributions treated as such) and capital gain from the disposition of shares, however, will be treated as investment income only if a shareholder so elects, in which case such capital gain will be taxed at ordinary income rates. COPT will notify shareholders after the close of its taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

        In general, a domestic shareholder will realize capital gain or loss on the disposition of COPT's shares of beneficial interest equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition, and (ii) the shareholder's adjusted basis of such shares of beneficial interest. Such gain or loss generally will constitute short-term capital gain or loss if the shareholder has not held such shares for more than one year and long-term capital gain or loss if the shareholder has held such shares for more than one year. See the section below entitled "Capital Gains and Losses." Loss upon a sale or exchange of COPT's shares of beneficial interest by a shareholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from COPT required to be treated by such shareholder as long-term capital gain.

        Capital Gains and Losses.    The maximum marginal individual income tax rate is 35%. The maximum tax rate on net capital gains applicable to individuals, trusts and estates from the sale or exchange of capital assets held for more than one year is 15%. For individuals, trusts and estates that would be subject to a maximum tax rate of 10%, the rate on net capital gains is reduced to 5%. Accordingly, the tax rate differential between capital gain and ordinary income for noncorporate taxpayers may be significant. In addition, the characterization of income as capital or ordinary may affect the deductibility of capital losses. Capital losses not offset by capital gains may be deducted against a noncorporate taxpayer's ordinary income only up to a maximum annual amount of $3,000. Unused capital losses may be carried forward. All net capital gain of a corporate taxpayer is subject to tax at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

        Backup Withholding.    COPT will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 28% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption and otherwise complies with the applicable requirements of the backup withholdings rules. Any amount paid as backup withholding will be creditable against the shareholder's income tax liability.

        In addition, COPT may be required to withhold a portion of capital gain distributions made to shareholders that fail to certify their non-foreign status to COPT. See section below entitled "Taxation of Foreign Shareholders."

        Taxation of Tax-Exempt Shareholders.    The IRS has ruled that amounts distributed as dividends by a REIT generally do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt entity. Based on that ruling, dividend income from COPT's shares of beneficial interest will not be UBTI to a tax-exempt shareholder, provided that the tax-exempt shareholder has not held its shares as "debt financed property" within the meaning of the Internal Revenue Code and such shares are not otherwise used in a trade or business. Similarly, income from the sale of COPT's shares of beneficial interest will not constitute UBTI unless such tax-exempt shareholder has held such shares as "debt financed property" within the meaning of the Internal Revenue Code or has used the shares in a trade or business.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" will be treated as UBTI as to any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code (a "qualified trust") and which holds more than 10% (by value) of the interests in the REIT. A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the application of a "look-through" exception to the 50% Limitation applicable to qualified trusts, and (ii) either (1) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or (2) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the gross income (less direct expenses related thereto) of the REIT from unrelated trades or businesses (determined as if the REIT were a qualified trust) to (ii) the total gross income (less direct expenses related thereto) of the REIT. A de minimis exception applies where this percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the 50% Limitation without relying upon the "look-through" exception with respect to qualified trusts. As a result of certain limitations on transfer and ownership of COPT's shares of beneficial interest contained in the Charter, COPT does not expect to be classified as a "pension held REIT."

        Taxation of Foreign Shareholders.    The rules governing the United States federal income taxation of the ownership and disposition of COPT's shares of beneficial interest by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt will be made herein to provide more than a summary of such rules.

        PROSPECTIVE NON-U.S. SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS TO DETERMINE THE IMPACT OF FEDERAL, STATE, AND LOCAL INCOME TAX LAWS WITH REGARD TO AN INVESTMENT IN COPT'S SHARES OF BENEFICIAL

INTEREST, INCLUDING ANY REPORTING REQUIREMENTS, AS WELL AS THE TAX TREATMENT OF SUCH AN INVESTMENT UNDER THEIR HOME COUNTRY LAWS.

        In general, Non-U.S. Shareholders will be subject to regular United States federal income taxation with respect to their investment in COPT's shares of beneficial interest in the same manner as a U.S. shareholder (i.e., at graduated rates on a net basis, after allowance of deductions) if such investment is "effectively connected" with the conduct by such Non-U.S. Shareholder of a trade or business in the United States. A Non-U.S. Shareholder that is a corporation and that receives income with respect to its investment in COPT's shares of beneficial interest that is (or is treated as) "effectively connected" with the conduct of a trade or business in the United States may also be subject to the 30% branch profits tax imposed under Section 884 of the Internal Revenue Code, which is payable in addition to the regular United States corporate income tax. The following discussion addresses only the federal income taxation of Non-U.S. Shareholders whose investment in COPT's shares of beneficial interest is not "effectively connected" with the conduct of a trade or business in the United States. Prospective investors whose investment in COPT's shares of beneficial interest may be "effectively connected" with the conduct of a United States trade or business should consult their own tax advisors as to the tax consequences thereof.

        Distributions that are not attributable to gain from sales or exchanges of United States real property interests and that are not designated by COPT as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of COPT's current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. Dividends paid to an address in a country outside the United States will not be presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the availability of a reduced tax treaty rate. A Non-U.S. Shareholder who wishes to claim the benefit of an applicable treaty rate will now be required to satisfy certain certification and other requirements. Distributions that COPT makes in excess of its current and accumulated earnings and profits will not be taxable to a Non-U.S. Shareholder to the extent they do not exceed the adjusted basis of such Non-U.S. Shareholder's shares, but rather will reduce the adjusted basis of such shares (but not below zero). To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to tax liability if such Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of shares, as described below.

        For withholding tax purposes, COPT is currently required to treat all distributions as if made out of its current or accumulated earnings and profits and thus intends to withhold at the rate of 30% (or a reduced treaty rate if applicable) on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Shareholder. COPT would not be required to withhold at the 30% rate on distributions COPT reasonably estimates to be in excess of its current and accumulated earnings and profits. If it cannot be determined at the time a distribution is made whether such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to ordinary dividends. However, a Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of its current or accumulated earnings and profits, and the amount withheld exceeded the Non-U.S. Shareholder's United States tax liability, if any, with respect to the distribution.

        For any year in which COPT qualifies as a REIT, distributions that are attributable to gain from sales or exchanges of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with the conduct of a United States trade or business. Non-U.S. Shareholders would thus be taxed at the normal capital gain rates applicable to domestic shareholders (subject to applicable alternative minimum tax and special alternative minimum tax in the case of nonresident alien individuals), without regard as to whether such distributions are designated by COPT as capital gain dividends. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. COPT is required by Treasury Regulations to withhold 35% of any distribution to a Non-U.S. Shareholder that could be designated as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

        Gain recognized by a Non-U.S. Shareholder upon a sale of COPT's shares of beneficial interest generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA. COPT's shares of beneficial interest will not constitute a "United States real property interest" so long as COPT is a "domestically controlled REIT." A "domestically controlled REIT" is generally a REIT in which at all times during a specified testing period less than 50% in value of its share was held directly or indirectly by Non-U.S. Shareholders. COPT believes that it will be a "domestically controlled REIT" and therefore, the sale of COPT's shares of beneficial interest will not be subject to taxation under FIRPTA. However, because COPT's shares of beneficial interest are publicly traded, no assurance can be given that COPT will continue to be a "domestically controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of its shares not otherwise subject to FIRPTA generally will be taxable to a Non-U.S. Shareholder if the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

        If COPT does not qualify as or ceases to be a "domestically controlled REIT," whether gain arising from the sale or exchange by a Non-U.S. Shareholder of COPT's shares of beneficial interest would be subject to U.S. taxation under FIRPTA will depend on whether the shares are "regularly traded" (as defined in applicable Treasury Regulations) on an established securities market (such as the NYSE, on which COPT's common shares and Series B, E, F and G Preferred Shares of beneficial interest are traded) and on the size of the selling Non-U.S. Shareholder's interest in COPT. If the gain on the sale of COPT's shares of beneficial interest were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as a domestic shareholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser would be required to withhold and remit to the IRS 10% of the sale price. In addition, if COPT is not a "domestically controlled REIT," distributions in excess of its current and accumulated earnings and profits would be subject to withholding at a rate of 10%.

        Dividends paid in the United States with respect to COPT's shares of beneficial interest, and proceeds from the sale of COPT's shares of beneficial interest, through a United States broker (or certain brokers having significant connections with the United States) may be subject to the information reporting requirements of the Internal Revenue Code. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 28% unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholding rules. Non-U.S. Shareholders are generally exempt from information reporting and backup withholding, but may be required to provide a properly completed Form W-8 or otherwise comply with applicable certification and identification procedures in order to prove their exemption. Any amount paid as backup withholding will be creditable against the Non-U.S. Shareholder's United States income tax liability.

Other Tax Considerations

        Effect of Tax Status of the Operating Partnership on REIT Qualification.    All of COPT's investments are through the operating partnership. COPT believes that the operating partnership is properly treated as a partnership for tax purposes (and not as an association taxable as a corporation). If, however, the operating partnership were to be treated as an association taxable as a corporation, COPT would cease to qualify as a REIT. Furthermore, in such a situation, the operating partnership would be subject to corporate income taxes and COPT would not be able to deduct its share of any losses generated by the operating partnership in computing its taxable income.

        Tax Allocations with Respect to the Properties.    The operating partnership was formed, in part, by way of contributions of appreciated property. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). The partnership agreement of the operating partnership requires allocations of income, gain, loss and deduction with respect to contributed Property to be made in a manner consistent with the special rules in Section 704(c) of the Internal Revenue Code, and the regulations thereunder, which tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the depreciable lives of the contributed Properties. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the operating partnership could cause COPT to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to COPT if all properties were to have a tax basis equal to their fair market value at the time of acquisition. The foregoing principles also apply in determining its earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had COPT purchased its interests in all properties at their agreed value.

        Treasury Regulations under Section 704(c) of the Internal Revenue Code allow partnerships to use any reasonable method of accounting for Book-Tax Differences so that the contributing partner receives the tax benefits and burdens of any built-in gain or loss associated with the property. The operating partnership has determined to use the "traditional method" (which is specifically approved in the Treasury Regulations) for accounting for Book-Tax Differences with respect to the Contributed Properties.

        State and Local Taxes.    COPT and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which COPT or they transact business or reside. The state and local tax treatment of us and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult with their own tax advisors regarding the effect of state, local and other tax laws of any investment in COPT's shares of beneficial interest.

PLAN OF DISTRIBUTION

        Unless otherwise set forth in a prospectus supplement accompanying this prospectus, we may sell the securities offered pursuant to this prospectus to or through one or more underwriters or dealers, or we may sell the securities to investors directly or through agents. Any such underwriter, dealer or agent involved in the offer and sale of the securities will be named in the applicable prospectus supplement. We may sell securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so.

        Underwriters may offer and sell the securities at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We also may, from time to time, authorize dealers or agents to offer and sell the securities upon such terms and conditions as may be set forth in the applicable prospectus supplement. In connection with the sale of any of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents.

        Our common shares may also be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent, but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal, and resale by such broker-dealer for its own account pursuant to a prospectus supplement; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable New York Stock Exchange or other stock exchange, quotation system or over-the-counter market rules; (d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

        Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts or concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions.

        Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. Unless otherwise set forth in an accompanying prospectus supplement, the obligations of any underwriters to purchase any of the securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such securities, if any are purchased.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us and our affiliates in the ordinary course of business.

        In connection with the offering of the securities hereby, certain underwriters, and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which such persons may bid for or purchase securities for the purpose of stabilizing their market price. The underwriters in an offering of securities may also create a "short position" for their account by selling more securities in connection with the offering than they are committed to purchase from us. In such case, the underwriters could cover all or a portion of such short position by either purchasing securities in the open market following completion of the offering of such securities or by exercising any over-allotment option granted to them by us. In addition, the managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession with respect to securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of such transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

        Our common shares are listed on the New York Stock Exchange under the symbol "OFC." Any new series of preferred shares or warrants will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange, quotation system or over-the-counter market. Any underwriters or agents to or through which securities are sold by us may make a market in such securities, but such underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

EXPERTS

        The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        The validity of the securities offered hereby are being passed upon for COPT by Morgan, Lewis & Bockius LLP. The opinion of counsel as described under the heading "Federal Income Tax Matters" is being rendered by Morgan, Lewis & Bockius LLP, which opinion is subject to various assumptions and is based on current tax law. Certain legal matters may be passed upon for any of the underwriters or agents by counsel named in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-3 with the SEC in connection with the offer and sale of the securities from time to time in the future. In addition, we file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents filed by us at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov. Our reference to the SEC's website is intended to be an inactive textual reference only.

        This prospectus does not contain all of the information included in the registration statement. If a reference is made in this prospectus, including documents we incorporate by reference in this prospectus, to any of our contracts or other documents, the reference may not be complete and you should refer to the exhibits that are a part of or incorporated by reference in the registration statement for a copy of the contract or document.

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the SEC will update and supersede this information.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended until this offering is completed:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2002;

  •
  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

  •
  Our Current Reports on Form 8-K filed on May 23, 2003, July 31, 2003 (as amended by Form 8-KA filed on July 31, 2003), August 4, 2003, August 7, 2003 and September 12, 2003;

  •
  The description of our common shares of beneficial interest set forth in our Registration Statement on Form 8-A, as filed on April 7, 1998.

        You may request a copy of these filings, at no cost, by contacting Mary Ellen Fowler, Vice President, Finance and Investor Relations, Corporate Office Properties Trust, 8815 Centre Park Drive, Suite 400, Columbia, Maryland 21045, by telephone at 410-992-7324, by facsimile at 410-740-1174, or by e-mail at maryellen.fowler@copt.com, or by visiting our website, www.copt.com. The information contained on our website is not part of this prospectus supplement. Our reference to our website is intended to be an inactive textual reference only.

2,000,000 Shares

% Series J Cumulative Redeemable Preferred Shares
(Liquidation Preference $25.00 Per Share)

PROSPECTUS SUPPLEMENT
July    , 2006

Wachovia Securities
A.G. Edwards
RBC Capital Markets
Stifel Nicolaus
Robert W. Baird & Co.

QuickLinks

ABOUT THIS PROSPECTUS SUPPLEMENT
FORWARD-LOOKING STATEMENTS
THE COMPANY
SUMMARY OF OFFERING
RISK FACTORS
CAPITALIZATION
CALCULATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS
USE OF PROCEEDS
DESCRIPTION OF SERIES J PREFERRED SHARES
DESCRIPTION OF OUTSTANDING PREFERRED SHARES
CERTAIN FEDERAL INCOME TAX MATTERS
UNDERWRITING
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION
TABLE OF CONTENTS
ABOUT THIS PROSPECTUS
FORWARD-LOOKING STATEMENTS
SUMMARY
Our Company
RISK FACTORS
USE OF PROCEEDS
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED SHARE DIVIDENDS
DESCRIPTION OF SHARES
DESCRIPTION OF WARRANTS
FEDERAL INCOME TAX MATTERS
PLAN OF DISTRIBUTION
EXPERTS
LEGAL MATTERS
WHERE YOU CAN FIND MORE INFORMATION